Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

December 29, 2022

by and among

STARCO BRANDS, INC.,

STARCO MERGER SUB II, INC.,

SKYLAR BODY, LLC,

SKYLAR BODY, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		3
1.01	Definitions	3
1.02	Construction	20
ARTICLE II THE MERGERS; CLOSING		21
2.01	The Merger	21
2.02	Effects of the Merger	21
2.03	Closing	22
2.04	Certificate of Incorporation and Bylaws of the Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company	22
2.05	Other Payments and Closing	22
2.06	Deliveries and Proceedings at Closing	23
2.07	Directors and Officers	23
ARTICLE III EFFECTS OF THE MERGER		24
3.01	Effect on Capital Stock (First Merger)	24
3.02	Effect on Capital Stock (Second Merger)	24
3.03	Company Options; Notes	25
3.04	Surrender and Payment	26
3.05	Taking of Necessary Action; Further Action	27
3.06	Dissenting Shares	27
3.07	Sephora Holdback Consideration	28
3.08	Additional Consideration	30
3.09	Non-Accredited Holders.	30
3.10	Exemption from Registration; Rule 144.	30
3.11	Withholding	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		31
4.01	Organization and Qualifications; No Subsidiaries	31
4.02	Due Authorization	31
4.03	No Conflict; Consents	33
4.04	Governmental Authorities; Consents	33
4.05	Capitalization	34
4.06	Financial Statements	34
4.07	Undisclosed Liabilities	35

i

4.08	Inventories	35
4.09	List of Accounts	35
4.10	Customer and Suppliers.	36
4.11	Warranties; Product Liability	36
4.12	Litigation and Proceedings	37
4.13	Regulatory Compliance.	37
4.14	Compliance with Laws	38
4.15	Intellectual Property	38
4.16	Material Contracts; No Defaults	39
4.17	Company Benefit Plans	41
4.18	Labor Matters	43
4.19	Taxes	44
4.20	Brokers’ Fees	46
4.21	Insurance	47
4.22	Real Property; Assets	47
4.23	Environmental Matters	47
4.24	Affiliate Agreements	48
4.25	Permits	48
4.26	Privacy and Data Security	48
4.27	Absence of Changes	49
4.28	Acquiror Common Stock	49
4.29	Securities Law Representations	50
4.30	No Additional Representations and Warranties	50
4.31	No Reliance	51
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBS		51
5.01	Organization and Qualifications; Subsidiaries	51
5.02	Due Authorization	52
5.03	No Conflict; Consents	52
5.04	Capitalization	53
5.05	Undisclosed Liabilities	54
5.06	Litigation and Proceedings	54
5.07	Compliance with Laws	55
5.08	SEC Filings and Financial Statements.	55

5.09	Investment Company	56
5.10	Financial Capability	56
5.11	Solvency	56
5.12	Absence of Changes	56
5.13	Transactions with Related Parties	57
5.14	Brokers’ Fees	57
5.15	Business Activities	57
5.16	Taxes	57
5.17	Acquiror Plans	57
5.18	No Other Representations or Warranties	58
5.19	No Reliance	58
ARTICLE VI COVENANTS		59
6.01	Public Announcements	59
6.02	Director and Officer Indemnification	59
6.03	Form 8-K Filings	61
6.04	Termination of Company Affiliate Agreements	61
6.05	Tax Matters	61
6.06	Lock-Up.	65
6.07	Release.	65
ARTICLE VII CLOSING DELIVERABLES		66
7.01	Company Deliverables	66
7.02	Acquiror Deliverables	68
ARTICLE VIII [RESERVED]		68
ARTICLE IX INDEMNIFICATION		68
9.01	Survival; Indemnification Basket.	68
9.02	Indemnification by the Company Holders.	69
9.03	Indemnification by the Acquiror.	70
9.04	Limitations; Manner of Payment; Recourse.	70
9.05	Exclusive Monetary Remedy; Nature of Payments; Materiality Qualifications.	72
9.06	Procedures.	73
9.07	No Circular Recovery.	74
9.08	Tax Treatment	75

ARTICLE X MISCELLANEOUS		75
10.01	Company Stockholder Representative	75
10.02	Notices	78
10.03	Annexes, Exhibits and Schedules	79
10.04	Expenses	79
10.05	Assignment; Successors and Assigns; No Third Party Rights	79
10.06	Governing Law; Jurisdiction	80
10.07	Waiver of Jury Trial	80
10.08	Titles and Headings	80
10.09	Counterparts	80
10.10	Entire Agreement	81
10.11	Severability	81
10.12	Specific Performance	81
10.13	Amendments	81
10.14	Waiver	81
10.15	Legal Representation	82
10.16	No Recourse	82

Exhibits

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Non-Competition Agreement

Exhibit C – Form of Voting Agreement

Exhibit D – Form of Letter of Transmittal

Exhibit E – Sample Calculation for Sephora Holdback Statement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 29, 2022, is entered into by and among Starco Brands, Inc., a Nevada corporation (“Acquiror”), Starco Merger Sub II, Inc., a Delaware corporation (“First Merger Sub”), Skylar Body, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Skylar Body, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Holders (the “Company Stockholder Representative”) and solely for purposes of Articles IX, X and Section 6.05. Acquiror, Merger Subs, the Company and the Company Stockholder Representative are each a “Party” and together the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”): (1) First Merger Sub will merge with and into the Company (the “First Merger”), the separate corporate existence of First Merger Sub will cease and the Company will be the surviving corporation of the First Merger and a wholly-owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”) and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”) with Second Merger Sub being the surviving entity of the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned subsidiary of Acquiror (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, Acquiror is a public company whose common stock is listed to trade on the OTC Markets Group OTCQB tier under the symbol “STCB”;

WHEREAS, the Merger Subs are newly formed, wholly owned, direct subsidiaries of Acquiror, and were formed for the sole purpose of the Merger;

WHEREAS, the board of directors of Acquiror has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of Acquiror and its stockholders to enter into this Agreement and (ii) approved this Agreement and the Transactions (including the issuance of Acquiror Common Stock as Closing Consideration, and, to the extent applicable, Sephora Holdback Consideration and Additional Consideration);

WHEREAS, (i) the board of directors of each of the Merger Subs has unanimously (x) declared advisable this Agreement and the Transactions and determined that it is in the best interests of each of the Merger Subs and its sole stockholder to enter into this Agreement, (y) approved this Agreement and the Transactions (including the Merger) and (z) recommended adoption of this Agreement and approval of the Transactions (including the Merger) by the sole stockholder of each of the Merger Subs by written consent, and (ii) each of the Merger Subs has obtained approval by written consent of this Agreement and the Transactions (including the Merger) from its sole stockholder;

WHEREAS, (i) the board of directors of the Company has unanimously (x) declared advisable this Agreement and the Transactions and determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (y) approved this Agreement and the Transactions (including the Merger), and (z) recommended adoption of this Agreement and approval of the Transactions (including the Merger) by the stockholders of the Company by written consent, and (ii) the Company has obtained approval by written consent of this Agreement and the Transactions (including the Merger) from the requisite percentage(s) of the stockholders of the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and the other parties thereto have entered into a Registration Rights Agreement in the form of Exhibit A hereto, which will become effective as of the Effective Time (the “Registration Rights Agreement”);

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) the First Merger and the Second Merger together constitute a single integrated transaction, consistent with Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) to which each of Acquiror, the Company, First Merger Sub and Second Merger Sub are “parties” under Section 368(b) of the Code, and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, on or prior to the date hereof, the Company has delivered to Acquiror, and Acquiror has approved, a spreadsheet (the “Spreadsheet”), which sets forth (i) the fully diluted capitalization of the Company as of immediately prior to the Effective Time, after giving effect to the exercise of the SVB Warrants, (ii) the Ownership Allocation based on the Closing Consideration as set forth on the Spreadsheet, (iii) the number of shares of Acquiror Common Stock constituting part of the Closing Consideration and, if applicable and subject to Sections 3.07, 3.08 and 9.04, as the case may be, the Sephora Holdback Consideration and Additional Consideration receivable by each Accredited Holder pursuant to the terms of this Agreement, in each case, assuming that the full amount of the Sephora Holdback Consideration and Additional Consideration is paid, and (iv) the Non-Accredited Holder Cash Consideration receivable by each Non-Accredited Holder pursuant to the terms of this Agreement, in each case, assuming that the full amount of the Sephora Holdback Consideration and Additional Consideration is paid.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub, the Company and the Company Stockholder Representative agree as follows:

ARTICLE I  CERTAIN DEFINITIONS

1.01       Definitions. As used herein, the following terms shall have the following meanings:

“Accredited Holder” means a Company Holder that (a) has delivered a duly completed and validly executed accredited investor questionnaire to the Company or the Exchange Agent that certifies, to the reasonable satisfaction of Acquiror, that such Company Holder is an Accredited Investor, or (b) is, in fact, an Accredited Investor and which Acquiror by written notice to the Exchange Agent designates as an Accredited Holder.

“Accredited Investor” means an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.001 per share.

“Acquiror Common Stock Cash Out Value” means $0.17, which amount is equal to the average closing price of Acquiror Common Stock for the last 30 trading days for which there is trading activity in Acquiror Common Stock ended on December 9, 2022.

“Acquiror Common Stock Fair Market Value” means $0.35.

“Acquiror Indemnified Parties” has the meaning set forth in Section 9.02.

“Acquiror Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), liabilities, operations or assets of Acquiror or the Merger Subs, taken as a whole, or (b) the ability of Acquiror or the Merger Subs to consummate the Transactions on a timely basis; provided, that, in the case of clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to, and none of the following shall be taken into account in determining whether there has been or would reasonably expected to be an “Acquiror Material Adverse Effect: (i) any adverse changes in applicable Laws implemented, or in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general adverse economic or political conditions or conditions generally adversely affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally adversely affecting the industries in which Acquiror or the Merger Subs operate or other participants that engage in the business in which Acquiror engages; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) the effect of any adverse change arising in connection with any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19); (vi) any failure of Acquiror or the Merger Subs to meet their financial projections, budgets or estimates; (vii) any adverse change, effect or event arising from or relating to any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of the Company; or (viii) any adverse change, effect or event arising from or relating to the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 5.02 or Section 5.03).

“Acquiror Preferred Stock” means Acquiror’s Preferred Stock, par value $0.001 per share.

“Acquiror SEC Documents” has the meaning set forth in Section 5.08(a).

“Acquiror Transaction Expenses” means the aggregate amount of all out-of-pocket and documented costs, fees and expenses payable to third parties incurred by or on behalf of Acquiror and the Merger Subs at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions, including (a) the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, including the costs, fees and expenses of the Exchange Agent and in connection with the mailing of the Letters of Transmittal, and (b) all such costs, fees and expenses payable in connection with or otherwise triggered by the Transactions.

“Acquiror Waiving Parties” has the meaning set forth in Section 10.15(a).

“Action” means any claim, action, cause of action, audit, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Additional Consideration” means 11,592,805 shares of Acquiror Common Stock, as may be reduced pursuant to Section 9.04 (but in no event less than zero) and as reduced by cash paid to Non-Accredited Holders in lieu of shares of Acquiror Common Stock pursuant to the terms of this Agreement.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the aggregate exercise price of all outstanding Company Options as of immediately prior to the Closing.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Registration Rights Agreement, the Non-Competition Agreement, the Voting Agreement and the Letter of Transmittal.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Articles of Incorporation” means the Articles of Incorporation of Acquiror (formerly Insynergy Products, Inc.), filed with the State of Nevada on January 26, 2010, as amended from time to time.

“Basket” has the meaning set forth in Section 9.01(c).

“Benefit Plan” means each (i) “employee benefit plan,” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, restricted stock, stock option, stock appreciation right, phantom equity, other equity-based, severance, salary continuation, supplemental unemployment, termination, employment, transaction or stay bonus, individual consulting or individual independent contracting, change-of-control, health, dental, prescription life, disability, group health or welfare insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), including any Employment Contract, in any case (a) to which the Company is party, (b) sponsored, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company, (c) sponsored or maintained by a professional employer organization for the benefit of current or former employees of the Company under an arrangement between the Company and such professional employer organization or (d) under which the Company has any Liability, including on account of any ERISA Affiliate.

“Business” means the business of the Company, as conducted presently; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company, as conducted presently.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificates of Merger” has the meaning set forth in Section 2.01.

“Certificates” has the meaning set forth in Section 3.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means the aggregate cash balance of the Company as of immediately prior to the Closing, after giving effect to Section 2.06(b), including (x) all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in accounts of the Company, (y) third party checks deposited or held in the Company’s accounts that have not yet cleared, and (z) pending wire transfers that have not yet settled in the Company’s accounts; provided, however, that Closing Cash shall be reduced by (i) the amount of all outstanding checks that are issued or outstanding at such time, (ii) pending wire transfers that have not yet cleared from the Company’s accounts and (iii) customer deposits, deposits in escrow with third parties or cash securing letters of credit or other payment obligations; provided, however, that all accounts and trade payables have been paid by the Company pursuant to the payment terms applicable to such payables.

“Closing Consideration” means 65,692,736 shares of Acquiror Common Stock, as reduced by cash paid to Non-Accredited Holders in lieu of shares of Acquiror Common Stock pursuant to the terms of this Agreement. Closing Consideration was calculated as follows: (a) a number of shares of Acquiror Common Stock equal to (x) two (2) times the then outstanding principal due on the Notes (i.e., $11,730,000) divided by (y) the Acquiror Common Stock Fair Market Value, plus (b) a number of shares of Acquiror Common Stock equal to (1) (x) the result of Enterprise Value, minus Closing Indebtedness, minus Company Closing Expenses, plus the Aggregate Exercise Price divided by (y) the Acquiror Common Stock Fair Market Value, minus (2) share adjustment for the Aggregate Exercise Price, minus (c) the Sephora Holdback Consideration, minus (d) the Additional Consideration.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness” means all Indebtedness of the Company as of immediately prior to the Closing, inclusive of all prepayment premiums, penalties and similar contractual charges that will arise as a result of the discharge of such Indebtedness.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble hereto.

“Company Affiliate Agreement” has the meaning set forth in Section 4.24.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.02(c).

“Company Closing Expenses” means the aggregate amount of all out-of-pocket and documented costs, fees and expenses payable to third parties incurred by or on behalf of the Company or the Surviving Company in connection with (i) directors’ and officers’ liability insurance tail policy in accordance with Section 6.02; (ii) any broker fees payable to Lincoln International LLC; (iii) the amount of any withholding or payroll Taxes due in respect of the cancellation and conversion of the Company Options in accordance with Section 3.03; and (iv) legal fees to effect the Second Merger, in an amount not to exceed $15,000.

“Company Common Shares” means the shares of the Company’s common stock, par value $0.0001 per share.

“Company Common Stockholders” means the stockholders of the Company that own Company Common Shares.

“Company Historical Accounting Practices” means the Company’s historical accounting practices prior to the Closing, which are in conformance with GAAP except as set forth on Schedule 1.02.

“Company Holders” means the collective reference to Company Stockholders, Noteholders and Company Optionholders. For the avoidance of doubt, SVB is included in Company Stockholders upon exercise of the SVB Warrants into Company Common Shares immediately prior to the Effective Time in accordance with the terms of the SVB Warrants.

“Company Indemnified Person” has the meaning set forth in Section 6.02(a).

“Company Insured Person” has the meaning set forth in Section 6.02(b).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the Business as currently conducted.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company is a party.

“Company IP Registrations” means all Owned Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or, in the case of domain names, authorized domain name registrar, in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Company Key Employee” means Catherine Chen.

“Company Option” means each option to purchase Company Common Shares that was outstanding under the Company Option Plan prior to the application of Section 3.03.

“Company Optionholder” means the optionholders of the Company that own Company Options.

“Company Option Plan” means the 2017 Equity Incentive Plan adopted by the Company, as amended from time to time.

“Company Series A Preferred Shares” means the Series A shares of preferred stock, par value $0.0001 per share of the Company.

“Company Series Seed-1 Preferred Shares” means the Series Seed-1 shares of preferred stock, par value $0.0001 per share of the Company.

“Company Series Seed-2 Preferred Shares” means the Series Seed-2 shares of preferred stock, par value $0.0001 per share of the Company.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares, the Company Series Seed-1 Preferred Shares and the Company Series Seed-2 Preferred Shares.

“Company Preferred Stockholders” means the stockholders of the Company that own Company Preferred Shares.

“Company Stock” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Stockholder Approval” means the affirmative vote or written consent of (i) the holders of at least a majority of the then outstanding Company Common Shares voting together with the holders of the Company Preferred Shares as a single class and on an as-converted basis and (ii) the holders of at least seventy-two percent (72%) of the shares of then outstanding Company Preferred Shares, voting as a single class and on an as-converted basis.

“Company Stockholder Representative” has the meaning set forth in the preamble.

“Company Stockholders” means the collective reference to Company Common Stockholders and Company Preferred Stockholders.

“Company Transaction Expenses” means the aggregate amount of all out-of-pocket and documented costs, fees and expenses payable to third parties incurred by or on behalf of the Company at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions, including (a) the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, (b) all amounts payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements in connection with, relating to or by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions (including the employer portion of any Taxes associated with the foregoing payments) and (c) all such costs, fees and expenses payable in connection with or otherwise triggered by the Transactions; provided, however, that Company Transaction Expenses shall not include any Company Closing Expenses.

“Company Waiving Parties” has the meaning set forth in Section 10.15(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, in each case, in writing or otherwise legally binding, including all amendments and modifications relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“DLLCA” has the meaning set forth in the recitals.

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“Effective Time” has the meaning set forth in Section 2.01.

“Employment Contracts” has the meaning set forth in Section 4.18(b).

“Enterprise Value” means $38,000,000.

“Environmental Laws” mean any Laws relating to any of the following: the protection of the environment or natural resources; pollution; or the treatment, storage, recycling, transportation, or disposal of any harmful or deleterious substance (or arrangement for any such treatment, storage, recycling, transportation, or disposal), or the handling or Release of or exposure to any harmful or deleterious substances, including any worker health or safety Laws regarding exposure to harmful or deleterious substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code or 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“Expense Fund” has the meaning set forth in Section 10.01(c).

“Financial Statements” has the meaning set forth in Section 4.06.

“FIRPTA Certificate” has the meaning set forth in Section 7.01(j).

“First Merger” has the meaning set forth in the recitals.

“First Merger Sub” has the meaning set forth in the preamble hereto.

“Fraud” means common law fraud under Delaware Law in the making of the representations and warranties set forth in Articles IV and V, as applicable, in this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or that could result in liability pursuant to, applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold or pesticides.

“Health Care Regulatory Authority” means any federal, state or local Governmental Authority that has regulatory authority over the manufacturing, labeling or marketing of the Products.

“Health Care Regulatory Law” means all applicable Laws to which the Company is subject governing the development, manufacturing, producing, testing, processing, packaging, selling, licensing, handling, storing, holding and distribution of Products, including the U.S. Federal Food, Drug and Cosmetic Act, similar Laws, and all Laws relating to the handling of consumer complaints and adverse events related to the Products.

“Health Care Regulatory Permits” means all Permits required by Health Care Regulatory Authorities that are necessary for the conduct of the business of the Company as being conducted as of the date hereof.

“Indebtedness” means, with respect to any Person, without duplication, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of the Company or otherwise required to be categorized as such under GAAP, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors. For the avoidance of doubt, Indebtedness will exclude (i) the two outstanding invoices from Meta for advertising activities in August and September 2022, totaling $339,464.09 and (ii) all Taxes.

“Indemnification Tax Benefit” has the meaning set forth in Section 9.04(c).

“Indemnified Party” has the meaning set forth in Section 9.06(a).

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade and d/b/a names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin (collectively, “Trademarks”), together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, social and mobile media identifiers; (c) works of authorship, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) rights of publicity, including the right to use the name, image and/or likeness of any individual for commercial purposes.

“Intended Tax Treatment” has the meaning set forth in Section 6.05(h).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Interim Financial Statements” has the meaning set forth in Section 4.06(a).

“Inventory” means any and all goods, products, work in process, and packaging, and other items of the Company, wherever located, including all inventory held at the Company’s contract manufacturers or third-party fulfillment centers, inventory in transit, inventory on consignment with customers and all inventory otherwise under the Company’s control and in the case of each of the foregoing, for which the Company holds title.

“Inventory Value” means aggregate value of Inventory as of the applicable time calculated in accordance with GAAP.

“Knowledge of the Acquiror” means, with respect to the Acquiror, the actual knowledge of Ross Sklar or Darin Brown.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge of Catherine Chen or Bernard Zion.

“Law” means any law (including common law), statute, ordinance, regulation, rule or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company under all leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to access, use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Letter of Transmittal” has the meaning set forth in Section 3.04(a).

“Liabilities” has the meaning set forth in Section 4.07.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, claim, adverse interest, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-Up Period” means the period commencing on the date of issuance and ending on the date that is twelve (12) months following the Closing Date.

“Lock-Up Shares” means the Closing Consideration issued to the Company Holders pursuant to this Agreement.

“Losses” has the meaning set forth in Section 9.02.

“Marketing and Advertising Laws” means all applicable Laws to which the Company is subject with respect to the promotion, marketing, labeling and advertising of the Products, including the U.S. Federal Food, Drug and Cosmetic Act, similar Laws, and other Laws applicable to the truthfulness of all Product labeling and advertising claims for Products developed, manufactured, marketed, distributed or sold prior to the Closing Date.

“Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), liabilities, operations or assets of the Company, or (b) the ability of the Company to perform any of its covenants or obligations hereunder or to consummate the Transactions on a timely basis; provided, however, that, in case of clause (a), “Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to, and none of the following shall be taken into account in determining whether there has been or would reasonably expected to be a “Material Adverse Effect”: (i) any adverse changes in applicable Laws implemented, or in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general adverse economic or political conditions or conditions generally adversely affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally adversely affecting the industries in which the Company operates or other participants that engage in the Business; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) the effect of any adverse change arising in connection with any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19), (vi) any failure of the Company to meet its financial projections, budgets or estimates; (vii) any adverse change, effect or event arising from or relating to any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of Acquiror; or (viii) any adverse change, effect or event arising from or relating to the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 4.02, Section 4.03 or Section 4.04).

“Material Contracts” has the meaning set forth in Section 4.16(a).

“Material Permits” has the meaning set forth in Section 4.25.

“Merger” has the meaning set forth in the recitals.

“Merger Subs” has the meaning set forth in the preamble hereto.

“Non-Accredited Holder” has the meaning set forth in Section 3.09.

“Non-Accredited Holder Cash Consideration” has the meaning set forth in Section 3.09.

“Non-Competition Agreement” means those certain Non-Competition Agreement, each in substantially the form attached hereto as Exhibit B.

“Noteholders” means each of (i) FirstMark Capital IV, L.P.; (ii) Upfront VI, L.P.; (iii) Upfront VI Partners, L.P.; (iv) Gingerbread Capital LLC; (v) Mighty Capital Fund, LP; (vi) Might Capital Collective, LLC; (vii) The Vipin Jain and Jagdeep Chhabra AB Living Trust; and (viii) Brian Magida.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of April 24, 2020, by and among the Company and the lenders parties thereto, as amended from time to time.

“Notes” means the Convertible Promissory Notes of the Company outstanding immediately prior to the Effective Time, which Convertible Promissory Notes were issued in connection with the Note Purchase Agreement and are held by the Noteholders.

“Organizational Documents” has the meaning set forth in Section 4.01.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Ownership Allocation” means, with respect to each Company Holder, in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such holder in the Spreadsheet under the heading “Ownership Allocation”.

“Party” and “Parties” has the meaning set forth in the preamble hereto.

“Payoff Letters” means (i) the Payoff Letter, dated December 29, 2022, entered into by and between the Company and the Noteholders party thereto and (ii) the Payoff Letter, dated December 28, 2022, entered into by and between the Company and SVB.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business as presently conducted and all pending applications therefor.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and (B) that relate to amounts not yet delinquent, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (v) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Interim Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Interim Financial Statements, (vi) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not violated in any material respect and do not materially interfere with the current use or occupancy of any Leased Real Property, and (viii) Liens described on Schedule 1.01.

“Permitted Transferee” means with respect to any Person, (i) a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary, (ii) any Affiliate of such Person or (iii) any direct or indirect limited partners, members or equity holders of such Person.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.05(b)(i).

“Pre-Closing Taxes” means (i) any Taxes (or the non-payment thereof) of any Company Holder or the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) all Taxes of any Person for which the Company or any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or federal Law) as a result of having been a member of a consolidated, affiliated, combined or unitary group prior to the Closing, (iii) all Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated or contract entered into prior to the Closing, as well as Taxes for which the Company or its Subsidiary is liable as a result of being a transferee or successor with respect to any transaction that occurred prior to the Closing, (iv) the portion of Transfer Taxes that is borne by the Company Holders under Section 6.05(a), and (v) any employer portion of any payroll, social security, unemployment, withholding Taxes, or other payroll Taxes of the Company with respect to any Pre-Closing Tax Period deferred prior to the Closing pursuant to the CARES Act, IRS Notice 2020-65, IRS Notice 2021-11, or similar provisions of state or local law. Notwithstanding anything to the contrary herein, Pre-Closing Taxes shall not include (a) any Taxes incurred on the Closing Date after the Closing with respect to any transaction not contemplated by this Agreement and outside the ordinary course of business, (b) Transfer Taxes borne by Acquiror pursuant to Section 6.05(a) or (c) any Taxes that result solely from a breach of Acquiror’s obligations set forth in this Agreement, (d) any Taxes that resulted from an election under Section 336 or Section 338 of the Code and (e) any Taxes included in the definition of Company Transaction Expenses.

“Press Release” has the meaning set forth in Section 6.03.

“Product IP” means formulae and other Intellectual Property necessary for, or otherwise used in connection with, the production of any Product.

“Products” means any and all finished products produced, marketed, promoted, manufactured, distributed, imported, exported, commercialized, sold or offered for sale by or on behalf of the Company on or prior to the Closing Date.

“Real Estate Lease Documents” has the meaning set forth in Section 4.22(b).

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, representatives, and each of their respective successors and assigns.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative Expenses” has the meaning set forth in Section 10.01(b).

“Saleable Inventory” means Products that are marketable, unused, and not expired, and which are not discontinued, samples or special promotion goods.

“Schedules” means the disclosure schedules of either the Company and its Subsidiaries or the Acquiror and its Affiliates, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.01(b).

“Second Merger” has the meaning set forth in the recitals.

“Second Merger Sub” has the meaning set forth in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Sephora Holdback Consideration” means 19,321,358 shares of Acquiror Common Stock, as reduced by cash paid to Non-Accredited Holders in lieu of shares of Acquiror Common Stock pursuant to the terms of this Agreement.

“Sephora Holdback Period” means the 12-month period ending on December 31, 2023.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Spreadsheet” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 6.05(b)(ii).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Survival Period” has the meaning set forth in Section 9.01(a)(i).

“Surviving Company” has the meaning set forth in the recitals.

“Surviving Corporation” has the meaning set forth in the recitals.

“SVB” mean Silicon Valley Bank, a California corporation.

“SVB Debt” means Indebtedness of the Company under the Loan and Security Agreement between SVB and the Company, dated as of November 30, 2021, as amended from time to time.

“SVB Warrants” means, collectively, that certain (i) Warrant to Purchase Stock, dated as of November 30, 2021, between the Company and SVB, pursuant to which SVB has the right to purchase up to19,520 Company Common Shares at an exercise price per share of $0.20 and (ii) Warrant to Purchase Stock, dated as of April 26, 2019, between the Company and SVB, pursuant to which SVB has the right to purchase up to 58,614 Company Common Shares at an exercise price per share of $0.01.

“Tax” means any U.S. federal, state, local, or foreign net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat, unclaimed or abandoned property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales, use, or other tax, custom, duty, governmental fee, charge or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Refund” means any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of the Company and any interest received thereon with respect to any Pre-Closing Tax Period; provided that such amount shall not include any Tax Refunds to the extent they (a) are reflected in the calculation of Indebtedness, (b) are attributable to a Tax attribute arising in a Post-Closing Tax Period, or (c) do not result in an actual reduction in Taxes or actual receipt of cash. Any Tax Refund related to a Straddle Period shall be prorated based upon the method set forth in Section 6.05(d).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Total Consideration” means, collectively, (i) the Closing Consideration, (ii) the Sephora Holdback Consideration, if any, (iii) the Additional Consideration, if any, and (iv) the Non-Accredited Holder Cash Consideration, in each case, payable subject to and in accordance with the terms of this Agreement.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transaction Form 8-K” has the meaning set forth in Section 6.03.

“Transaction Tax Deductions” means, without duplication, all items of loss or deduction of the Company for applicable income Tax purposes resulting from or attributable to: (i) the exercise or payment of Company Options, payment of employee bonuses, payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, and other deductible payment of compensatory payments made in connection with the transactions contemplated by this Agreement on or about the Closing Date, (ii) Company Transaction Expenses, provided, however, that with respect to any “success-based fee” (as defined in Internal Revenue Service Revenue Procedure 2011-29) with respect to the transactions contemplated by this Agreement, the portion of such fee that will be treated as a “Transaction Tax Deduction” shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of Internal Revenue Service Revenue Procedure 2011-29, or (iii) any fees, expenses, premiums and penalties with respect to the prepayment of Indebtedness and the write-off of the amortization of deferred financing being paid in connection with the Closing.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements to occur at or immediately prior to the Closing, including the First Merger and the Second Merger.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, assignment, sale, pledge, encumbrance, mortgage, or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, assigns, sells, offers to sell, pledges, encumbers, mortgages or hypothecates, grants any options to purchase or otherwise dispose of, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration, gross receipts, intangible, filing, value added or other similar Taxes incurred in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“United States” and “U.S.” means the United States of America.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Voting Agreement” means that certain Voting Agreement in substantially the form attached hereto as Exhibit C.

“Year-End Financial Statements” has the meaning set forth in Section 4.06(a).

1.02        Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vii) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)    The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company and/or its representatives in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h)    References to “$” or “dollars” refer to lawful currency of the United States.

(i)    References to the Company include a reference to the Surviving Company, except to the extent context clearly requires otherwise.

(j)    Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

ARTICLE II    THE MERGERS; CLOSING

2.01        The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company, with the Company being the Surviving Corporation following the First Merger, and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “First Certificate of Merger”), such First Merger to become effective upon filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Certificate of Merger (the “Effective Time”). Acquiror, the Company and the First Merger Sub, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the First Merger in accordance with the DGCL at the Effective Time.

(b)         Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub, with the Second Merger Sub being the Surviving Company following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “Second Certificate of Merger,” and, together with the First Certificate of Merger, the “Certificates of Merger”), such Second Merger to become effective upon filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Surviving Corporation in writing and specified in the Second Certificate of Merger (the “Second Effective Time”). Acquiror, the Surviving Corporation and the Second Merger Sub, respectively, shall each use their reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Second Merger in accordance with the DGCL and the DLLCA at the Second Effective Time.

2.02       Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03       Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place, electronically through the exchange of documents via e-mail on the date hereof (the “Closing Date”). Concurrently with the Closing, the Company and Merger Subs shall cause the Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and DLLCA.

2.04       Certificate of Incorporation and Bylaws of the Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a)    At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in the First Certificate of Merger, and as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b)    At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be in the form of the bylaws of First Merger Sub with references to “Starco Merger Sub II, Inc.” replaced by references to “Skylar Body, Inc.”, and as so amended, shall be the bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(c)    At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by the DLLCA or therein.

(d)    At the Second Effective Time, the limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

2.05      Other Payments and Closing. Prior to the Closing Date, the Company has provided to Acquiror a written statement, signed by an officer of the Company, setting forth the amount of Company Transaction Expenses that will remain outstanding on the Closing Date, the Company Closing Expenses, the Closing Cash and the Closing Indebtedness. The Company shall provide Acquiror and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company to enable Acquiror and its representatives to review and analyze the Company Transaction Expenses, the Company Closing Expenses, the Closing Cash and the Closing Indebtedness. The Company and Acquiror shall have met and conferred regarding the Company Transaction Expenses, the Company Closing Expenses, the Closing Cash and the Closing Indebtedness, and prior to Closing, have made such changes thereto as the Parties may mutually and in good faith agree.

2.06       Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)    the Company shall deliver or cause to be delivered to Acquiror and the Merger Subs the certificates and other documents required to be delivered pursuant to Section 7.01;

(b)     the Company shall pay or cause to be paid the Company Transaction Expenses to the applicable third parties; provided, however, that any Company Transaction Expenses that constitute compensation for services to a current or former employee of the Company will be paid through the Company, which will pay such amounts to the applicable recipient (and, in the case of the applicable withholding Taxes, to the applicable Governmental Authority) through the Company’s payroll system (for the avoidance of doubt, all such payments pursuant to this Section 2.06 shall reduce Closing Cash);

(c)    Acquiror and the Merger Subs shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 7.02 and (ii) the Closing Consideration to the Exchange Agent for the account and benefit of the Company Holders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Spreadsheet);

(d)    Acquiror shall pay or cause to be paid the Acquiror Transaction Expenses to the applicable third parties; and

(e)    Acquiror shall repay, on behalf of the Company, the Closing Indebtedness (which shall include the SVB Debt and the Notes); and

(f)    Acquiror shall pay or cause to be paid, on behalf of the Company, the Company Closing Expenses to the applicable third parties as directed by the Company in writing prior to the Closing.

2.07       Directors and Officers.

(a)    Effective as of immediately following the Effective Time, each person set forth on Schedule 2.07(a) shall be appointed to the board of directors of the Surviving Corporation, and, as of such time, shall be the only directors of the Surviving Corporation. Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b)    The officers of the Company listed in Schedule 2.07(b) shall continue to be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed in the manner provided in the bylaws of the Surviving Corporation and otherwise in accordance with applicable Law.

(c)    Immediately after the Second Effective Time, the board of managers and officers of the Surviving Company shall be those individuals as Acquiror may determine.

ARTICLE III     EFFECTS OF THE MERGER

3.01       Effect on Capital Stock (First Merger). At the Effective Time, without any action on the part of Acquiror, Merger Subs, the Company or any Company Holders:

(a)    Each share of Company Stock (including shares of Company Stock issued upon exercise of the SVB Warrants) issued and outstanding immediately prior to the Effective Time (other than the shares to be canceled pursuant to Section 3.01(d) and Dissenting Shares and subject to Section 3.09) shall thereupon be canceled and automatically converted into and deemed for all purposes to represent only the right to receive a portion of the Closing Consideration and, if applicable and subject to Sections 3.07, 3.08 and 9.04, as the case may be, a portion of the Sephora Holdback Consideration and Additional Consideration, in each case payable to such Company Holders as set forth on the Spreadsheet. As of the Effective Time, each share of Company Stock (including shares of Company Stock issued upon exercise of the SVB Warrants) shall no longer be outstanding and shall cease to exist and each former holder of shares of Company Stock shall cease to have any rights with respect thereto other than the right to receive the consideration set forth in this Section 3.01(a).

(b)    Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Acquiror Common Stock will be issued to any of the Company Holders in connection with payment of the Closing Consideration, the Sephora Holdback Consideration or the Additional Consideration, as applicable, and to the extent a fractional share of Acquiror Common Stock would have been issuable to a Company Holder as part of the Closing Consideration, the Sephora Holdback Consideration or the Additional Consideration, as applicable, after aggregating all fractional shares due to such Company Holder with respect to each such payment, Acquiror shall issue a number of shares of Acquiror Common Stock rounded down to the nearest whole number of shares of Acquiror Common Stock to such Company Holder with respect to each such payment.

(c)    Each share of common stock, par value $0.001 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and such share shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(d)    Each share of treasury stock of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.02     Effect on Capital Stock (Second Merger). At the Second Effective Time, without any action on the part of Acquiror, Merger Subs, the Surviving Corporation, or any holders of Acquiror Common Stock, each share of capital stock, par value $0.001 per share, of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become a common unit of the Surviving Company (and the common units of the Surviving Company into which the shares of the Surviving Corporation capital stock are so converted shall be the only common units of the Surviving Company that are issued and outstanding immediately after the Second Effective Time).

3.03       Company Options; Notes.

(a)    Each outstanding Company Option held by Accredited Holders as of immediately prior to the Effective Time shall, as of the Effective Time, be canceled and be converted into the right to receive a portion of the Closing Consideration and, if applicable and subject to Sections 3.07, 3.08, and 9.04, as the case may be, a portion of the Sephora Holdback Consideration and Additional Consideration, in each case payable to such Company Holders as set forth on the Spreadsheet.

(b)    Each outstanding Company Option held by Non-Accredited Holders as of immediately prior to the Effective Time shall, as of the Effective Time, be canceled and be converted into the right to receive the cash amounts payable to such Company Holders as set forth on the Spreadsheet.

(c)    Prior to the Closing Date, the Company shall take all appropriate actions (including obtaining signed resolutions of the Company Board) to effectuate Section 3.03(a) and 3.03(b) and to terminate the Company Option Plan effective as of the Effective Time.

(d)    Each Note shall be paid in full and discharged and satisfied in full, pursuant to the applicable Payoff Letter, and, subject to Section 3.09, automatically and irrevocably terminated for all purposes in exchange for the right to receive a portion of the Closing Consideration and, if applicable and subject to Sections 3.07, 3.08 and 9.04, as the case may be, a portion of the Sephora Holdback Consideration and Additional Consideration, in each case payable to such Noteholders as set forth on the Spreadsheet.

3.04       Surrender and Payment.

(a)    Prior to the Closing Date, Acquiror shall, at its sole cost and expense, appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the First Merger; provided, however, that Acquiror shall afford the Company the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto. Prior to the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of Company Stock entitled to receive a portion of the Total Consideration pursuant to Section 3.01, a letter of transmittal in the form attached hereto as Exhibit D (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such Company Stock, in physical or electronic form, as the case may be (the “Certificates”), to the extent any such Company Stock is represented by a Certificate, in exchange for the right to receive the applicable portion of Total Consideration payable to such holder. The Exchange Agent shall (A) on the Closing Date, issue to each holder of record of Company Stock entitled to receive a portion of the Total Consideration pursuant to Section 3.01 that has delivered a Certificate (only to the extent such Company Stock is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith) at least three (3) Business Days prior to the Closing Date, the portion of the Total Consideration with respect to such Certificate (or any Company Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled; and (B) following the Effective Time, with respect to any holder of record of Company Stock entitled to receive a portion of the Total Consideration pursuant to Section 3.01 that did not receive such portion of the Total Consideration pursuant to the preceding clause (A), no later than three (3) Business Days after receipt of a Certificate (only to the extent such Company Stock is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any customary tax forms that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate (or any Company Stock not represented by a Certificate) the portion of the Total Consideration with respect to such Certificate (or any Company Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled. The Exchange Agent shall deliver the portion of the Total Consideration into which such Company Common Shares and Company Preferred Shares, as applicable, have been converted pursuant to Section 3.01(a) (after giving effect to Section 3.01(d)) in accordance with the Ownership Allocation as set forth in the Spreadsheet, electronically through book entry-delivery. Unless otherwise provided herein, no interest shall be paid or shall accrue on any portion of the Total Consideration payable upon surrender of any Certificate (or any Company Stock not represented by a Certificate). Until so surrendered, each outstanding Certificate (or any Company Stock not represented by a Certificate) that prior to the Effective Time represented shares of Company Stock (other than for the shares to be canceled pursuant to Section 3.01(d) and Dissenting Shares and subject to Section 3.09) shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Total Consideration. If after the Effective Time, any Certificate (or any Company Stock not represented by a Certificate) is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 3.04(a).

(b)    No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or Company Stock not represented by a Certificate) with respect to the Acquiror Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate (or Company Stock not represented by a Certificate) until the holder of such Certificate (or Company Stock not represented by a Certificate) shall surrender such Certificate (or Company Stock not represented by a Certificate). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate (or Company Stock not represented by a Certificate), there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

(c)    Any Closing Consideration and Non-Accredited Holder Cash Consideration remaining unclaimed by the Company Holders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

(d)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Closing Consideration or Non-Accredited Holder Cash Consideration to be paid in respect of the Company Stock formerly represented by such Certificate in accordance with this Agreement.

(e)    The provisions of this Section 3.04 shall apply, mutatis mutandis, to Company Optionholders entitled to a portion of the Total Consideration pursuant to Section 3.03, with the Company Optionholders being required to deliver an option cancellation agreement in lieu of a Certificate (in a form to be mutually agreed by the Acquiror and the Company).

(f)    The provisions of this Section 3.04 shall apply, mutatis mutandis, to Noteholders entitled to a portion of the Total Consideration pursuant to Section 3.03, with the Noteholders being required to deliver their applicable Payoff Letter.

3.05      Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or the Merger Subs, the officers and board of directors of the Surviving Company will be fully authorized in the name of the Company or the Merger Subs, as the case may be, to take and shall take any and all such lawful and necessary action.

3.06      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of or consented to the adoption of this Agreement and who is entitled to demand and has properly demanded appraisal for such Company Stock in accordance with the DGCL, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (such Company Stock, “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Total Consideration and, instead, shall be entitled to only those rights as set forth in the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal under the DGCL, with respect to any Dissenting Shares, upon surrender of the certificate(s) representing such Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Total Consideration, if any, to which such Company Stock is entitled pursuant to Section 3.01, without interest. The Company shall give Acquiror (a) prompt notice of any demands received by the Company for appraisal of Company Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to rights of appraisal with respect to the Merger, and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. Except as required by Law, the Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any Dissenting Shares or any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal or timely take any other action required to perfect appraisal rights in accordance with the DGCL or approve any withdrawal of any such demands.

3.07      Sephora Holdback Consideration.

(a)    If the Surviving Company’s sell-through revenue from Sephora USA, Inc. and Sephora Beauty Canada, Inc. (collectively, with their applicable subsidiaries and affiliates “Sephora”) for calendar year 2023 (“2023 Sephora Revenue”) is equal to or greater than the Company’s sell-through revenue from Sephora for calendar year 2022 (“2022 Sephora Revenue”), then the Company Holders shall receive the full Sephora Holdback Consideration. If the 2023 Sephora Revenue is less than the 2022 Sephora Revenue, then the Company Holders will receive a proportional reduction in the Sephora Holdback Consideration (e.g., if 2023 Sephora Revenue is 10% less than 2022 Sephora Revenue, then the Company Holders shall receive 90% of the Sephora Holdback Consideration). For illustrative purposes only, Exhibit E attached hereto sets forth a sample calculation of the Sephora Holdback Statement.

(b)    Within forty-five (45) days following December 31, 2023, Acquiror shall prepare and deliver to the Company Stockholder Representative a statement setting forth 2023 Sephora Revenue and 2022 Sephora Revenue (the “Sephora Holdback Statement”) with reasonable supporting calculations.

(c)    Following the receipt of Sephora Holdback Statement, the Company Stockholder Representative shall have fifteen (15) Business Days to make an objection (in writing) (the “Objection Notice”) to Acquiror. If no Objection Notice has been sent by the Company Stockholder Representative within such fifteen (15) Business Day period, then the Sephora Holdback Statement shall be deemed accepted and final. If applicable, following the delivery of an Objection Notice, the Company Stockholder Representative and Acquiror shall attempt in good faith to resolve the issues and objections in such Objection Notice. If such good faith negotiations are unsuccessful, then the Company Stockholder Representative and Acquiror shall engage an independent, nationally recognized accounting firm acceptable to both parties (the “Reviewing Accountant”) to review only the matters in the Objection Notice that are still disputed by the parties. The Reviewing Accountant shall act in the capacity of an expert and not as an arbitrator. The Company Stockholder Representative and Acquiror may each submit to the Reviewing Accountant one (1) written submission setting forth their respective computations of the amounts set forth in the Objection Notice (to the extent such amounts remain in dispute) and specific information, evidence and support for their respective positions as to all items in dispute. Neither the Company Stockholder Representative nor Acquiror shall have or conduct any communication, either written or oral, with the Reviewing Accountant with respect to matters contemplated by this Agreement without the other party either being present or receiving a concurrent copy of any written communication. The Company Stockholder Representative and Acquiror will also instruct the Reviewing Accountant to, and the Reviewing Accountant will, make its determination based solely on the terms of this Agreement and written submissions by the Company Stockholder Representative and Acquiror that are provided in accordance with this Agreement (i.e., not on the basis of an independent review). Neither the Company Stockholder Representative nor Acquiror shall disclose to the Reviewing Accountant, and the Reviewing Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by the Company Stockholder Representative or Acquiror with respect to any objection under this Section 3.07, unless otherwise agreed in writing by the Parties. The Reviewing Accountant shall promptly (and in any event within thirty (30) days following its engagement) determine the resolution of such remaining disputed matters. Such determination shall be final and binding on the Parties, absent fraud or manifest error.

(d)    The costs of any dispute resolution pursuant to Section 3.07(c), including the fees and expenses of the Reviewing Accountant and of any enforcement of the determination thereof, will be borne by the Company Stockholder Representative (on behalf of the Company Holders), and the Acquiror in inverse proportion as they may prevail on the matters resolved by the Reviewing Accountant, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Reviewing Accountant at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if the Company Stockholder Representative claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Acquiror, and if the Reviewing Accountant ultimately resolves such matters by awarding to the Company Holders $300 of the $1,000 contested, then the fees, costs, and expenses of the Reviewing Accountant will be allocated 30% (i.e., $300 ÷ $1,000) to the Acquiror and 70% (i.e., $700 ÷ $1,000) to the Company Holders. The fees of each Party incurred in connection with the preparation or review of the Sephora Holdback Statement and preparation or review of any Objection Notice, as applicable, will be borne by such Party.

(e)    If it is determined that the Company Holders are entitled to receive any of the Sephora Holdback Consideration pursuant to the provisions of this Section 3.07, then within five (5) Business Days following such determination, Acquiror shall deliver or cause to be delivered the amount of the Sephora Holdback Consideration as finally determined pursuant to this Section 3.07 to the Exchange Agent for the account and benefit of the Company Holders in accordance with this Agreement and the Spreadsheet.

(f)    Any Sephora Holdback Consideration remaining unclaimed by the Company Holders three (3) years after the end of the Sephora Holdback Period (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

(g)    If at any time during the period between the date of this Agreement and the end of the Sephora Holdback Period, any change in the outstanding shares of capital stock of Acquiror shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Acquiror Common Stock to be issued as Sephora Holdback Consideration shall be appropriately adjusted to reflect such change.

3.08       Additional Consideration

(a)    As soon as practicable after the end of the Survival Period, but in no event later than thirty (30) days thereafter, subject to Sections 9.02 and 9.04, Acquiror shall deliver or cause to be delivered the Additional Consideration, if any, to the Exchange Agent for the account and benefit of the Company Holders in accordance with this Agreement and the Spreadsheet.

(b)    Any Additional Consideration remaining unclaimed by the Company Holders three (3) years after the end of the Survival Period (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

(c)    If at any time during the period between the date of this Agreement and the end of the Survival Period, any change in the outstanding shares of capital stock of Acquiror shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Acquiror Common Stock to be issued as Additional Consideration shall be appropriately adjusted to reflect such change.

3.09       Non-Accredited Holders. Notwithstanding anything to the contrary in Section 3.01, Section 3.03, Section 3.07, Section 3.08, Section 9.04(c) or otherwise in this Agreement, in no event shall Acquiror issue any shares of Acquiror Common Stock to any Company Holder that is not an Accredited Holder (any such Company Holder, a “Non-Accredited Holder”). Prior to Closing, the Company shall indicate on the Spreadsheet, to the extent known to the Company, whether each Company Holder is an Accredited Holder or a Non-Accredited Holder. To the extent any Non-Accredited Holder would otherwise have been issued shares of Acquiror Common Stock as consideration in connection with the Merger but for the foregoing sentence, Acquiror shall, in lieu of issuing shares of Acquiror Common Stock, pay in cash such Non-Accredited Holder’s share of the Closing Consideration, Sephora Holdback Consideration, if any, and Additional Consideration, if any, with the amount of cash payable equal to the value of the shares of Acquiror Common Stock otherwise issuable (having a value per share equal to the Acquiror Common Stock Cash Out Value) (collectively, the “Non-Accredited Holder Cash Consideration”).

3.10    Exemption from Registration; Rule 144. Acquiror and the Company intend that the shares of Acquiror Common Stock to be issued pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder. The Company represents that all recipients of such shares of Acquiror Common Stock shall be Accredited Investors. The shares of Acquiror Common Stock to be issued pursuant to this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either Acquiror receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Acquiror, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates, if any, representing such shares of Acquiror Common Stock will bear an appropriate legend and restriction on the books of Acquiror’s transfer agent to that effect.

3.11    Withholding. Each of Acquiror, the Merger Subs, the Company, the Surviving Corporation, the Surviving Company and anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Closing Consideration, Sephora Holdback Consideration, Additional Consideration and any other payments payable pursuant to this Agreement, including the Non-Accredited Holder Cash Consideration, to any Person such amounts as are required to be deducted and withheld with respect to and the making of any such payment under any applicable Tax Law, through the withholding of an applicable number of shares of Acquiror Common Stock or cash, as the case may be; provided, however, that prior to making any such withholding under this Section 3.11, other than with respect to amounts properly treated as compensation for services, the applicable withholding agent will promptly notify the applicable payee of such withholding in writing in reasonable detail and shall use commercially reasonable efforts to cooperate with such payee to reduce or eliminate any withholding that otherwise would be required. Any sum which is withheld as permitted by this Section 3.11 shall be remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror and the Merger Subs as of the date hereof as follows:

4.01      Organization and Qualifications; No Subsidiaries. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Schedule 4.01 sets forth a true, correct and complete list of the Company’s jurisdiction of organization, its directors and officers, and each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company does not own or have any ownership or equity interest in any other Person. True, correct and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, shareholders agreements (e.g., voting agreements, registration rights agreements, right of first refusal and co-sale agreements) and any other similar governing documents, each as amended to date (together, “Organizational Documents”), of the Company have been made available to Acquiror.

4.02       Due Authorization.

(a)    The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to adoption of this Agreement and approval of the Merger by the Company Stockholder Approval, to consummate the Transactions.

(b)    The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions, subject only in the case of consummation of the Merger to the receipt of the Company Stockholder Approval. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, and approve the Merger and consummate the Merger and the other Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(c)    The Company Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger, in accordance with the DGCL, and the Company’s Organizational Documents, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption and the Transactions, including the Merger, be submitted to the Company Stockholders for approval (in each case, including by the Company Stockholder Approval), and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement and approve the Transactions, including the Merger (collectively, the “Company Board Recommendation”).

4.03    No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Company Stockholder Approval, conflict with or result in a violation or breach of, or default under, any Organizational Documents of the Company, as the same may be amended from time to time; (ii) subject to, in the case of the Merger, obtaining the Company Stockholder Approval, conflict with or result in a violation or breach of any provision of any applicable Law, Permit or Governmental Order applicable to the Company; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.16(a), whether or not set forth on Schedule 4.16(a), or any Permit or Leased Real Property document to which the Company is a party or by which the Company may be bound or affected or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.04    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) the effectiveness of the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (b) those that may be required by reason of Acquiror’s and the Merger Subs’ participation in the Merger and the other transactions contemplated hereby and by the Ancillary Agreements; and (c) with respect to any of the foregoing, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05       Capitalization.

(a)    Schedule 4.05(a) sets forth, as of the date hereof, a true, correct and complete list of (i) the authorized capital stock of the Company and (ii) the number, class and series of Company Stock owned by each Company Stockholder, together with the name of each registered holder thereof. All of the issued and outstanding Company Common Shares and Company Preferred Shares (x) have been duly authorized and validly issued and are fully paid and nonassessable, (y) were issued in compliance in all material respects with applicable Securities Laws, and (z) were not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights, the Company’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 4.05(a), as of the date hereof, there are no other Company common shares, preferred shares, options, warrants, convertible notes or other equity interests of the Company authorized, reserved, issued or outstanding. Each Company Option was granted in accordance with the Company Option Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the grant date or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the later of (I) the date on which Company Board or its compensation committee actually awarded the Company Option and (II) the date the applicable award agreement was provided to the applicable Company Optionholder.

(b)    Except for the Company Preferred Shares and as set forth on Schedule 4.05(b), there are (i) no subscriptions, calls, options, warrants, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for Company Common Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. Except as set forth in Schedule 4.05(a), the Company is not party to any shareholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to its equity interests.

(c)    All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance in all material respects with the Company’s Organizational Documents then in effect, any agreement to which the Company was then a party and in compliance in all material respects with applicable Law.

4.06       Financial Statements.

(a)    Schedule 4.06(a) sets forth the Company’s (i) unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2021 and the related statements of income for the twelve (12) month period then ended (the “Year-End Financial Statements”) and (ii) the unaudited financial statements consisting of the balance sheet of the Company as of October 31, 2022 (the “Interim Balance Sheet Date”) and the related statements of income for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).

(b)    The Financial Statements have been prepared in accordance with the Company Historical Accounting Practices applied on a consistent basis throughout the periods involved and, the case of the Interim Financial Statements, subject to normal year-end adjustments and reclassifications and the absence of notes and other presentation items. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company a standard system of accounting established and administered in accordance with the Company Historical Accounting Practices.

(c)    To the Company’s Knowledge, no officer, director or employee of the Company has (A) falsified any of the books, records or accounts of the Company, or (B) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company.

4.07      Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with the Company Historical Accounting Practices consistently applied and in accordance with past practice, except for Liabilities (a) specifically reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries and consistent with past practice (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation), (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (d) set forth on Schedule 4.07, which Liabilities will be paid in full prior to Closing, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

4.08      Inventories. The Company has good and valid title to all Inventory, free and clear of any Liens other than Permitted Liens. Section 4.08 of the Schedules sets forth all location where the Company has Inventory valued in excess of $100,000.

4.09      List of Accounts. Prior to the Effective Date, the Company has delivered to the Acquiror, in writing, the following information: all the bank and securities accounts, and all safe deposit boxes, maintained by the Company, including the following information with respect to each account and safe deposit box: (a) the name and location of the institution at which such account and safe deposit box is maintained, (b) the account number of such account and safe deposit box, (c) a brief description of such account and safe deposit box and (d) Persons authorized to act or sign on behalf of the Company in respect of the foregoing and a listing of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto. The Company has good and valid title to such accounts, and all such accounts are free and clear of all Liens except Permitted Liens.

4.10       Customer and Suppliers.

(a)    Section 4.10(a) of the Schedules sets forth a true correct and complete list of the Company’s 10 largest customers by revenue in the year ended December 31, 2021 and the period ended October 31, 2022 (“Key Customers”) and the aggregate sell-in revenue made to each Key Customer during such applicable period. Except as set forth on Section 4.10(a) of the Schedules, as of the date hereof, no Key Customer has (x) terminated, cancelled or failed to renew, or given the Company written notice that references its intention to terminate cancel or fail to renew, its business relationship with the Company (whether or not subject to a Contract); or (y) given the Company written notice to, or to the Knowledge of the Company, otherwise informed the Company of any intention to materially reduce or adversely modify, its business dealings with the Company.

(b)    Section 4.10(b) of the Schedules sets forth a true, correct and complete list of the 10 largest suppliers or service providers of the Company measured by the aggregate expenditures during the year ended December 31, 2021 and the period ended October 31, 2022 (together with Givaudan Fragrances Corporation and Cosmo International Fragrances, collectively, “Key Suppliers”), and the amount of such aggregate expenditures to each such Key Supplier during such applicable period. Except as set forth on Section 4.10(b) of the Schedules, as of the date hereof, no Key Supplier has (x) terminated, cancelled, or failed to renew, or given the Company written notice that it intends to terminate, cancel, or fail to renew, its business relationship with the Company (whether or not subject to a Contract); or (y) given the company written notice to, or to the Knowledge of the Company, otherwise informed the Company of any intention to materially reduce or adversely modify, its business dealings with the Company.

(c)    Except as set forth on Section 4.10(c) of the Schedules, with respect to each Key Supplier whose goods or services are not reasonably replaceable without a Material Adverse Effect (including each Key Supplier who owns or controls Product IP for a Product, the discontinuance or alteration of which reasonably could have a Material Adverse Effect), such Key Supplier as verified by the Company through phone calls to each Key Supplier, intends to continue conducting business with the Company in substantially the same manner as conducted as of the date hereof, by continuing to be supportive of the brand and its endeavors and provide the supply of raw materials and inventory consistent with past practice, and not triggering unusual or egregious price increases as a result of the Merger.

4.11      Warranties; Product Liability. Except as set forth on Section 4.11 of the Schedules, for the past three (3) years, with respect to any Product manufactured, distributed or sold by the Company, the Company has not received any written claim involving: (a) any Product resulting from any alleged breach of contractual requirements, express or implied, applicable to such Product; (b) any breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product or negligent provision of services, defective design, specification, processing or manufacture of product or failure to warn or absence of or defective or inadequate warnings or instructions; or (c) any alleged noncompliance with any applicable governmental, trade association or regulatory specifications or standards for any Product, in each case, other than customer and end user complaints received in the ordinary course of business that are individually insignificant. To the Knowledge of the Company, in the past three (3) years, no event has occurred that would reasonably be expected to result in a claim for product liability against the Company other than customer and end user complaints received in the ordinary course of business that are individually insignificant.

4.12       Litigation and Proceedings. (a) There are no pending or, to the Knowledge of the Company, threatened, Actions against the Company, or otherwise affecting the Company or its assets (or against any of the officers or directors of the Company related to their business duties, which interfere with their business duties, or as to which the Company has any indemnification obligations) in each case which would reasonably be expected to result in Liabilities to the Company in excess of $100,000 or otherwise be material to the Company, and (b)  none of the Company nor any property, asset or its Business is subject to any Governmental Order, or, to the Knowledge of the Company, any continuing investigation by any Governmental Authority.

4.13       Regulatory Compliance.

(a)    The Company has not received any written notice of any violation of applicable Health Care Regulatory Laws or Marketing and Advertising Laws. To the extent applicable, the Company’s and the Products’ labeling, promotional materials, and advertising are and, in the past three (3) years, have been, developed, manufactured, produced, tested, processed, packaged, handled, stored, held, controlled, labeled, marketed, sold, licensed, and distributed in compliance, in all material respect, with all applicable Health Care Regulatory Laws and Marketing and Advertising Laws.

(b)    Without limiting the foregoing and except as set forth in Section 4.13(b) of the Schedules: (i) there are no, and have not been any, inspection observations, warning or untitled letters, notices or similar documents issued to the Company relating to any of the Products by a Health Care Regulatory Authority that assert a lack of compliance with any applicable Health Care Regulatory Laws; and (ii) there have been no Product recalls, field corrections or removals or market withdrawals.

(c)    To the Knowledge of the Company, the Company has made available to Acquiror all material Company marketing and other materials that are representative of all of the Company’s Product label representations or claims made by the Company with respect to Products manufactured, distributed, marketed or sold through the date of this Agreement.

(d)    The Company has not produced, marketed, promoted, manufactured, distributed, offered for sale, sold, imported, exported or commercialized any private label Products on behalf of any third party.

4.14       Compliance with Laws.

(a)    The Company is now, and for the past three (3) years has been, in compliance in all material respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its Business.

(b)    (i) The Company, and, to the Knowledge of the Company, its officers, directors, employees, agents and representatives, in each case, acting on behalf of the Company or its Subsidiaries, are currently, and in the past three (3) years have been, in material compliance with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) the Company is not engaging in any activities that would reasonably be expected to result in a violation of U.S. Trade Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.

(c)    The Company is not, and for the past three (3) years has not been, the subject of any voluntary or involuntary bankruptcy proceeding.

4.15       Intellectual Property.

(a)    Schedule 4.15(a) lists all the material Company IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the material Company IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and all material Company IP Registrations are otherwise in good standing.

(b)    Schedule 4.15(b)(1) lists all Company IP Agreements in effect as of the date hereof that are (i) material licenses of Owned Intellectual Property granted to a third party other than nonexclusive licenses in the ordinary course of business, and (ii) licenses of Intellectual Property, other than nonexclusive, commercially available Software licenses, granted by a third party that are material to the Company. Each Company IP Agreement set forth on Schedule 4.15(b)(1) is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid, binding and enforceable on the Company and to the Knowledge of the Company, each other party thereto in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any such Company IP Agreement, other than the material breaches or defaults disclosed on Schedule 4.15(b)(2), each of which has been finally and conclusively cured or otherwise resolved.

(c)    Except as set forth in Schedule 4.15(c), the Company owns or otherwise has rights in and to the material Owned Intellectual Property, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company has entered into written agreements with every current employee who has created material Intellectual Property for the Company, and with every current independent contractor who has created material Intellectual Property for the Company, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in such Owned Intellectual Property.

(d)    The Company’s rights in the Company Intellectual Property are subsisting and, to the Knowledge of the Company, the Company’s rights in the Company IP Registrations, other than pending applications, are valid and enforceable. The Company has taken commercially reasonable steps, taking into account the size and complexity of the Company, to maintain the Owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property.

(e)    In the last three (3) years, (i) the conduct of the Business, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect; provided, however, that solely with respect to patents the foregoing representation is made to the Knowledge of the Company, and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property in any material respect.

(f)    Except as set forth in Schedule 4.15(f), there are no Actions (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or the Company’s rights with respect to any Owned Intellectual Property, other than ordinary-course prosecution of Company IP Registrations; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Intellectual Property. To the Knowledge of the Company, the Company is not subject to any Governmental Order that does or would restrict or impair the use of any Owned Intellectual Property.

4.16       Material Contracts; No Defaults.

(a)       Schedule 4.16(a) sets forth a true, complete and accurate list of all of the following Contracts to which the Company is a party or by which it or its properties, rights or assets is bound, as of the date hereof (the “Material Contracts”):

(i)    Contracts for the sale or purchase of any of products or services of the Company which provide for payments by or to the Company in excess of $100,000 during calendar year 2020, calendar year 2021 or that are expected to involve more than such amount in calendar year 2022;

(ii)    Contracts for the grant to any Person of any most-favored nations, priority, or exclusivity rights or any right of first refusal, right of first offer or similar right;

(iii)    Contracts for joint ventures, partnerships or sharing of profits, and Contracts for joint or shared marketing activities or expenses;

(iv)    Contracts containing covenants obligating the Company not to compete or engage in any line of business or with any Person in any geographical area;

(v)    Contracts containing covenants obligating the Company not to solicit or hire any Person with respect to employment;

(vi)    Contracts relating to the acquisition or disposition by the Company (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets, in each case if entered into in the past three (3) years, or under which any Liabilities remain outstanding;

(vii)    Contracts evidencing Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(viii)    Contracts under which the Company is required to provide continuing indemnification or a guarantee of obligations of any Person or the assumption of any environmental or other Liability of any Person;

(ix)    Contracts under which the Company has advanced or loaned any amount to any of its managers, directors or officers in the past three (3) years and such advance or loan remains outstanding;

(x)    Contracts between the Company, on the one hand, and any of its directors or officers, on the other hand;

(xi)    Contracts with independent contractors or consultants that require annual cash payments in excess of $100,000 to which the Company is a party and which are not cancellable without penalty (including any termination payment) or without more than thirty (30) days’ notice;

(xii)    collective bargaining or similar labor agreements;

(xiii)     Contracts with a Governmental Authority;

(xiv)    Contracts under which the Company is obligated to make any capital commitment or expenditure in excess of $50,000 individually or $100,000 in the aggregate, during any twelve (12)-month period;

(xv)    Contracts that provide for any payments, rights or obligations that are conditioned, in whole or in part, on a change of control with respect to the Company;

(xvi)    Contracts that limit or purport to limit the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock of the Company or the incurrence of indebtedness for borrowed money or guarantees by the Company or the ability of the Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business;

(xvii)    any Company Affiliate Agreement;

(xviii)    Contracts with all athletes, brand ambassadors, influencers and celebrities that require annual cash payments in excess of $20,000 to which the Company is a party; and

(xix)    any other Contract that is material to the Company and is not previously disclosed pursuant to this Section 4.16(a) or Section 4.22

(b)        Each Material Contract is valid, binding and enforceable on the Company and to the Knowledge of the Company, each other party thereto in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Acquiror.

4.17      Company Benefit Plans.

(a)    Schedule 4.17(a) sets forth a list of each material Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States or otherwise covers any employee or other individual service provider of the Company who resides or works outside of the United States on behalf of the Company.

(b)    As applicable with respect to each material Benefit Plan, the Company has made available to Acquiror true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the most recent summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recently filed annual reports (Form 5500) and all schedules thereto, (v) the most recent summary annual reports, financial statements and trustee reports, (vi) all related trust agreements, insurance contracts or other funding vehicles and (vii) all communications between the Company on the one hand, and any Governmental Authority on the other hand, during the last three (3) years concerning IRS or DOL (or similar state or local authority) audits or investigations.

(c)    Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the Knowledge of the Company, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Benefit Plan or related trust. There are no pending or, to the Knowledge of the Company, threatened, Actions or audits with respect to any Benefit Plan (other than routine claims for benefits).

(d)    All payments under the Benefit Plans that have become due have been made, in all material respect, on a timely basis.

(e)    Neither the Company nor any of its ERISA Affiliates has, within six (6) years prior to the date hereof, maintained, sponsored, participated in, contributed to, or incurred any Liability in respect of, and no Benefit Plan is, (i) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a multiple employer plan as described in Section 413(c) of the Code, (iii) a multiemployer plan as defined in Section 3(37) of ERISA, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)    No Benefit Plan provides retiree or post-employment welfare benefits beyond termination of service, other than coverage mandated by Law and at the sole cost of the applicable employee. No Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code.

(g)    The execution and performance of this Agreement and the consummation of the Transactions will not, either alone or together with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, or individual independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable to any such current or former employee, director, officer, or individual independent contractor of the Company, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits, (iv) require any contributions or payments to fund any obligations under any Benefit Plan, or (v) result in, from or with respect to any Benefit Plan, to any current or former employee, director, officer or individual independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, the payment of any “excess parachute payment” under Section 280G of the Code. No such current or former employee, director, officer or independent contractor of the Company has any “gross up” or indemnification agreements or other assurance of reimbursement for any Taxes under Section 409A or Section 4999 of the Code.

(h)    The Company does not have any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan) or to establish any new benefit plan, program or arrangement.

4.18       Labor Matters.

(a)    The Company is, and has for the past three (3) years been, in compliance in all material respects with all applicable Laws respecting labor and employment practices, including all Laws respecting discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime, employee and independent contractor classification, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues (with respect to Laws concerning COVID-19-related health and safety issues, for the avoidance of doubt, following their enactment)), employee whistle-blowing, immigration, workers’ compensation, employee leave issues (including the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), affirmative action, unemployment insurance, plant closures and layoffs (including the WARN Act), employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986 and the obligations to complete and maintain Form I-9s. Except as set forth in Schedule 4.18(a), there are no pending or, to the Knowledge of the Company, threatened, Actions or audits against the Company on account of any labor or employment matter or action.

(b)    Schedule 4.18(b) sets forth a complete and correct list of all Contracts to which the Company is a party or by which it is bound providing for the employment of any individual and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”). All separation payments and benefits under any severance agreement required to be paid or provided prior to the Closing Date have been paid or provided by the Company.

(c)    Schedule 4.18(c) accurately sets forth as of the date of this Agreement with respect to each current employee of the Company (including any employee who is on a leave of absence, furlough or on layoff status): (i) the title or classification, and date of hire; (ii) annualized base compensation, target bonus, commissions, or annual incentive opportunity, and all bonuses or other incentive compensation paid to such employee for 2021; (iii) primary work location, and (iv) status as “exempt” or “nonexempt” for purposes of payment of overtime.

(d)    The Company is not: (i) a party to or otherwise bound by any collective bargaining agreement or similar Contract with a labor union or similar labor organization, (ii) a party to, or to the Knowledge of the Company, threatened by, any unfair labor practice charge or compliant, grievance, or labor arbitration, or (iii) currently negotiating any collective bargaining agreement (or similar labor agreement) to which the Company is or would be a party. In the last three (3) years, the Company has not experienced any strike, lockout, slowdown, or work stoppage, nor, to the Knowledge of the Company, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board or union organizing activity by or for the benefit of the employees of the Company or otherwise affecting the Company.

(e)    For the prior three (3) years, (i) the Company has not been party to a settlement agreement with a current or former officer, employee, or independent contractor resolving allegations of sexual harassment by any officer, employee, or independent contractor of the Company, and (ii) to the Knowledge of the Company, there have not been any allegations of sexual harassment by or against any current or former director, officer, employee, or independent contractor of the Company.

4.19      Taxes.

(a)    All income and other material Tax Returns required by Law to be timely filed by the Company have been duly filed. Such Tax Returns are true, complete and correct in all material respects.

(b)    All Taxes shown as due and payable on the Tax Returns described in Section 4.19(a) and all other material Taxes due and payable by the Company (whether or not shown to be due and owing on any Tax Returns of the Company) have been timely paid.

(c)    The Company has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and (iii) complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d)    The Company has collected all sales and use Taxes required to be collected, and has remitted such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e)    No Action with regard to Taxes or the Tax Return of the Company is currently being conducted, pending or threatened in writing. The Company has not received any written notice from a Governmental Authority of a proposed deficiency or assessments of Taxes, other than any such deficiencies or assessments that have since been resolved. No written claim or inquiry has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction, which inquiry or claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company, and no written request for any such waiver or extension is currently pending.

(f)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g)    The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (A) change in method of accounting for a Pre-Closing Tax Period made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign law); (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received or deferred prior to the Closing; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(i)    There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(j)    The predecessor of the Company, Skymaker, LLC, was properly classified as an entity disregarded as separate from Catherine Chen, an individual, within the meaning of Treasury Regulations Section 301.7701-3(a) from its date of formation on June 28, 2017 until November 2, 2017, the date on which Skymaker, LLC was converted by operation of law to the Company, and since November 2, 2017, the Company has been properly classified as a C corporation for U.S. federal income tax purposes.

(k)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, pursuant to a Tax Sharing Agreement, or otherwise by operation of Law.

(l)    No closing agreement, offer in compromise, private letter ruling, technical advice memoranda or any other similar agreement or ruling have been requested, entered into or issued by any Governmental Authority with respect to the Taxes of the Company.

(m)    No power of attorney granted by or with respect to the Company relating to Taxes is currently in force.

(n)    The Company has not taken the position on a Tax Return that it has a permanent establishment (within the meaning of an applicable Tax treaty or convention) or an office or fixed place of business, or has otherwise been subject to taxation, in any country other than the United States.

(o)    The Company is not a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes) (“Tax Sharing Agreements”).

(p)    To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(q)    The Company is not a party to any joint venture, partnership, limited liability company or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

(r)    The charges, accruals and reserves for Taxes on the Interim Financial Statements are adequate to cover the Tax liabilities of the Company as of the Interim Balance Sheet Date, and no Taxes outside the ordinary course of business have been incurred following the Interim Balance Sheet Date, other than as a result of the transactions contemplated by this Agreement.

(s)    The Company has not deferred any payment pursuant to the CARES Act, the Coronavirus Response and Relief Supplemental Appropriation Act of 2021, IRS Notice 2020-65, or IRS Notice 2021-11 (or any similar provision of federal, state, local or foreign Law), including with respect to deferred amounts required for social security, unemployment insurance or withholding Taxes to any Governmental Authority.

(t)    The Company has made available to Acquiror all U.S. federal and state income and other material Tax Returns filed by the Company for all taxable periods ending on or after December 31, 2018. The Company has delivered or made available to Acquiror accurate and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests and other similar documents, notices or correspondence having substantially the same effect that the Company has received from, sent to, or entered into with any Governmental Authority for taxable periods ending on or after December 31, 2018.

(u)    Notwithstanding anything herein to the contrary, this Section 4.19 and, to the extent they relate to Taxes, Section 4.06 or Section 4.17, contain the sole representations concerning Taxes of the Company. Nothing in this Section 4.19 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Acquiror or its Affiliates (including the Company) may take in respect of any Post-Closing Tax Period.

4.20    Brokers’ Fees. Other than as set forth in Section 4.20 of the Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.21      Insurance. Schedule 4.21 contains a true, complete and correct list of all material policies and contracts currently in effect for insurance of which the Company is the owner, insured or beneficiary or which has been bound by the Company to cover any of the assets of the Company as of the date hereof (the “Insurance Policies”), copies of which have been made available to Acquiror. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and the Company is not currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any provision contained in any Insurance Policy. (a) There are no outstanding claims under the Insurance Policies; (b) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (c) in the past one (1) year, no notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (d) the Company has not failed to obtain any category of insurance (e.g. cyber) sought due to refusal by all insurance carriers pursued, nor have any of its coverages been limited by any insurance carrier contrary to policy terms.

4.22      Real Property; Assets.

(a)    The Company does not own any real property. The Company is not a party to any agreement or option to purchase any real property or material interest therein.

(b)    There is no Leased Real Property.

4.23      Environmental Matters.

Except as would not reasonably be expected to be material to the Company:

(a)    the Company is in compliance with all, and has not violated any, Environmental Laws and has not received any: (i) written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved (or, if resolved, has any unfulfilled obligations);

(b)    the Company has not received a notice that any real property currently or formerly owned, operated or leased by the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) is or may be contaminated with any Hazardous Materials which would, in any case, reasonably be expected to result in a claim against or Liability of, or a violation of Environmental Law or term of any Permit by, the Company;

(c)    the Company is not subject to any Governmental Order relating to any non-compliance with or Liability under Environmental Laws or regarding any Hazardous Materials;

(d)    no Action is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no investigation is pending or threatened with respect to the Company’s compliance with or Liability under Environmental Law; and

(e)    the Company has not retained or assumed, as a result of any Contract, any Liabilities under Environmental Law or regarding any Hazardous Materials.

4.24      Affiliate Agreements. The Company is not a party to any transaction or Contract with any (i) present or former officer or director of any of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.25      Permits. The Company has all Permits (the “Material Permits”) that are required to own, lease or operate its properties, rights and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company.

4.26       Privacy and Data Security.

(a)    The Company has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business for which the Company is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information, or otherwise held or processed on its behalf and the Company is and has been in material compliance with such privacy policy. The Company has posted a privacy policy in a clear and conspicuous location on all public websites owned or operated by the Company.

(b)    Without limiting the generality of Section 4.14, the Company has in the past three (3) years complied in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information.

(c)    Without limiting the generality of Section 4.16(b), the Company and, to the Knowledge of the Company, each other party thereto is in material compliance with the terms of all Material Contracts relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information), if any.

(d)    No Person (including any Governmental Authority) has, in the past three (3) years, (i) commenced any Action against the Company relating to the Company’s information privacy or data security practices relating to the personal information of consumers, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of the Company, or, (ii) to the Knowledge of the Company, threatened any such Action, or made any complaint or investigation relating to such practices.

(e)    The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of the Company as it currently exists.

(f)    The Company has established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information for which the Company is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information against unauthorized access, use, modification, disclosure or other misuse.

(g)    Without limiting the generality of Section 4.15, to the Knowledge of the Company, the Business has not in the past three (3) years experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information for which the Company is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information or otherwise held or processed on its behalf that has not been cured or otherwise resolved.

4.27      Absence of Changes.

(a)    Except as set forth on Section 4.27(a) of the Schedules, since December 31, 2021, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)    Except as set forth on Section 4.27(b) of the Schedules, since the Interim Balance Sheet Date through the date of this Agreement, except as expressly contemplated or permitted by this Agreement, the Company has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practices.

4.28      Acquiror Common Stock. The Company does not own beneficially or of record any shares of Acquiror Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Acquiror Common Stock.

4.29      Securities Law Representations. Based on representations that the Company has received from each of its Company Holders pursuant to such Company Holder’s Letter of Transmittal:

(a)    Each Company Holder is acquiring Acquiror Common Stock in its own name and for its own account for investment purposes and not for the benefit or the account of any other person or entity and is not acquiring Acquiror Common Stock, or any part thereof, with a view to resale, transfer or distribution.

(b)    Each Company Holder (i) is an Accredited Investor, (ii) has knowledge and experience in financial and business matters and is fully capable of evaluating the merits and risks of an investment in Acquiror Common Stock, (iii) is familiar with the business of Acquiror and has had access to all material information concerning its investment in Acquiror, (iv) has received all the information it considers necessary or appropriate for deciding whether to acquire the Acquiror Common Stock, (v) has the financial ability to bear the economic risk of the investment in Acquiror Common Stock (including the complete loss of its investment), (vi) has adequate means of providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Acquiror Common Stock and (vii) has relied upon its own investigation and the express representations and warranties of Acquiror and the Merger Subs set forth in ARTICLE V.

(c)    Each Company Holder understands that (i) the Acquiror Common Stock will be characterized as “restricted securities” under the federal securities laws and that the Acquiror Common Stock are being acquired in a transaction not involving a public offering, (ii) the Acquiror Common Stock have not been, and will not be, registered under the Securities Act, or any other state securities laws, and Acquiror is issuing the Acquiror Common Stock in a transaction exempt from the registration requirements thereof, and (iii) the Acquiror Common Stock may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless such disposition is registered under the Securities Act and/or any other applicable state securities laws or is exempt from registration thereunder.

4.30    No Additional Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

4.31    No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY ACKNOWLEDGES THAT NONE OF ACQUIROR OR THE MERGER SUBS, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ACQUIROR OR THE MERGER SUBS, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR, THE MERGER SUBS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY ACQUIROR AND THE MERGER SUBS IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM ACQUIROR’S AND THE MERGER SUBS’ REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES).

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBS

Except as set forth (a) in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or (b) in the Acquiror SEC Documents filed or furnished by Acquiror (excluding any disclosures in such Acquiror SEC Documents under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each of Acquiror and the Merger Subs represents and warrants to the Company as of the date hereof as follows:

5.01    Organization and Qualifications; Subsidiaries. Acquiror is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and the Merger Subs are a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each of Acquiror, the Merger Subs and Acquiror’s Subsidiaries have all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Acquiror, the Merger Subs and Acquiror’s Subsidiaries are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and the Merger Subs, have all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions. Except as set forth in Schedule 5.01, Acquiror does not have any Subsidiaries. True, correct and complete copies of the Organizational Documents of Acquiror and the Merger Subs have been made available to Acquiror.

5.02       Due Authorization.

(a)    Each of the Acquiror and the Merger Subs have all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b)    The execution, delivery and performance by Acquiror and the Merger Subs of this Agreement, and each Ancillary Agreement to which Acquiror or the Merger Subs are a party, and the consummation by Acquiror and the Merger Subs of the Transactions have been duly authorized by all requisite corporate action on the part of Acquiror and the Merger Subs and no other corporate proceedings on the part of Acquiror or the Merger Subs are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Acquiror or the Merger Subs are a party or to consummate the Merger and the other transactions contemplated hereby or thereby. This Agreement has been, and each Ancillary Agreement to which Acquiror or the Merger Subs are a party will be, duly and validly executed and delivered by Acquiror and the Merger Subs and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Acquiror and the Merger Subs, enforceable against Acquiror and the Merger Subs in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)    The boards of directors of Acquiror and the Merger Subs have unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the Transactions and (b) determined that the consummation of the Transactions are in the best interests of Acquiror and the Merger Subs and the stockholders of Acquiror and the Merger Subs.

5.03       No Conflict; Consents.

(a)    The execution, delivery, and performance by Acquiror and the Merger Subs of this Agreement, and any Ancillary Agreement to which Acquiror or the Merger Subs is a party, and the consummation by Acquiror and the Merger Subs of the Transactions, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of Law, Permit or Governmental Order applicable to Acquiror, the Merger Subs or Acquiror’s Subsidiaries, (ii) conflict with or result in a violation or breach of, or default under any provision of the Organizational Documents of Acquiror, the Merger Subs or Acquiror’s Subsidiaries, (iii) require the consent or notice by any Person under, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or result in the acceleration of or create in any party the right to accelerate, or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms Contract or Permit to which Acquiror or the Merger Subs is a party or by which it may be bound or terminate, modify or cancel any Contract or Permit to which Acquiror or the Merger Subs is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (iv) result in the creation or imposition of any Lien of any nature whatsoever upon any assets or property of Acquiror or the Merger Subs, except, with respect to the foregoing clauses (i), (iii) and (iv), as would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    No consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Acquiror or the Merger Subs in connection with the execution, delivery and performance by Acquiror and the Merger Subs of this Agreement or any Ancillary Agreement to which Acquiror or the Merger Subs is a party or the taking by Acquiror or the Merger Subs of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, and such filings as may be required under the Securities Act and the Exchange Act.

5.04        Capitalization.

(a)    As of November 14, 2022, the authorized capital stock of the Acquiror consists of 340,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of Acquiror Common Stock, and (ii) 40,000,000 shares of Acquiror Preferred Stock. As of November 14, 2022, the issued and outstanding capital stock of the Acquiror consists of 221,647,203 shares of capital stock, consisting of (A) 221,647,203 shares of Acquiror Common Stock issued and outstanding, and (B) no shares of Acquiror Preferred Stock issued and outstanding. As of November 3, 2022, Acquiror has 40,800,000 warrants outstanding, each such warrant entitling the holder thereof to purchase one share of Acquiror Common Stock.

(b)      The Acquiror Common Stock is presently eligible for quotation and trading on a marketplace of the OTC Markets Group Inc. and is not subject to any notice of suspension or delisting. Acquiror owns all of the issued and outstanding shares of capital stock (or other equity securities) of the Merger Subs. All of the outstanding shares or units of capital stock of the Merger Subs have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in Schedule 5.04(b), there are no (i) rights or outstanding securities convertible into, exchangeable or exercisable for or carrying the right to acquire equity securities of Acquiror or the Merger Subs, (ii) subscriptions, calls, warrants, options, rights (including preemptive rights), conversion rights, stock appreciation rights, phantom stock interests, or other Contracts or arrangements or commitments to which Acquiror or the Merger Subs are a party or by which Acquiror or the Merger Subs are bound obligating either Acquiror or the Merger Subs to issue, sell or dispose of any of its respective shares of capital stock of, other equity interests in or debt securities of, Acquiror or the Merger Subs, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in Acquiror or the Merger Subs or (iv) outstanding bonds, debentures, notes or other indebtedness of Acquiror or the Merger Subs having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the stockholders of Acquiror or the Merger Subs may vote. The consummation of the Transactions will not cause any Liens to be created or suffered on the capital stock (or other equity securities) of either Acquiror or the Merger Subs, other than Liens created by Company.

(c)    Except as described in Schedule 5.04(c), there are no existing Contracts, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), proxies, registration rights agreements or rights of any kind whatsoever between Acquiror or the Merger Subs on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Acquiror or any Subsidiary of Acquiror including the Merger Subs. Neither Acquiror nor the Merger Subs own, directly or indirectly, any stock or other equity interests of any other Person, other than Acquiror’s ownership of all of the outstanding capital stock (or membership interests, as the case may be) of the Merger Subs and as set forth in Schedule 5.01.

(d)    The shares of Acquiror Common Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. Assuming the accuracy of the representations of the Company in this Agreement, the shares of Acquiror Common Stock to be issued pursuant to this Agreement will be issued in compliance with all applicable federal and state securities laws.

(e)    Except as described in Schedule 5.04(e), there are no outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Acquiror and/or any of its Subsidiaries.

5.05       Undisclosed Liabilities. Neither Acquiror nor the Merger Subs have any Liabilities that would be required to be set forth or reserved for on a balance sheet of Acquiror or the Merger Subs (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) specifically reflected or reserved in the consolidated financial statements and notes of Acquiror and its Subsidiaries contained or incorporated by reference in the Acquiror SEC Documents, (b) that have arisen since the date of the latest Form 10-K of Acquiror filed with the SEC in the ordinary course of the operation of business of Acquiror and its Subsidiaries and consistent with past practice (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation), (c) arising under this Agreement and/or the performance by Acquiror and the Merger Subs of their obligations hereunder, or (d) that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.06      Litigation and Proceedings. There are no pending or, to the Knowledge of Acquiror, threatened, Actions against Acquiror or the Merger Subs, or otherwise affecting Acquiror or the Merger Subs or their assets or Subsidiaries, including any condemnation or similar proceedings (or against any of the officers or directors of Acquiror or the Merger Subs related to their business duties, which interfere with their business duties, or as to which Acquiror or the Merger Subs have any indemnification obligations), in each case which would reasonably be expected to result in Liabilities to any of Acquiror, the Merger Subs or their Subsidiaries in excess of $100,000 or otherwise be material to Acquiror, the Merger Subs and their Subsidiaries, taken as a whole. Neither Acquiror nor the Merger Subs nor their Subsidiaries or any material property, asset or business of Acquiror, the Merger Subs or their Subsidiaries are subject to any Governmental Order, or, to the Knowledge of the Acquiror, any continuing investigation by any Governmental Authority.

5.07      Compliance with Laws.

(a)    Each of Acquiror and the Merger Subs are now, and for the past three (3) years has been, in compliance in all material respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its business.

(b)    (i) Acquiror and the Merger Subs, and, to the Knowledge of the Acquiror, their respective officers, directors, employees, agents, and representatives, in each case, acting on behalf of Acquiror or the Merger Subs, are currently, and since January 1, 2018 have been, in material compliance with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) neither Acquiror nor the Merger Subs are engaging in any activities that would reasonably be expected to result in a violation of U.S. Trade Laws, (iii) neither Acquiror nor the Merger Subs have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) neither Acquiror nor the Merger Subs have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.

(c)    Each of Acquiror and the Merger Subs are not, and for the past three (3) years has not been, the subject of any voluntary or involuntary bankruptcy proceeding.

(d)    Each of Acquiror and the Merger Subs are not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

5.08    SEC Filings and Financial Statements. Except as set forth in Schedule 5.08:

(a)    Acquiror has filed and furnished all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Acquiror SEC Documents”). As of their respective effective dates (in the case of Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Acquiror SEC Documents), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements and notes of Acquiror and its Subsidiaries contained or incorporated by reference in the Acquiror SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror and its subsidiaries as at the respective dates of, and for the periods referred to in, such consolidated financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror and its subsidiaries have no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Documents. No financial statements other than those of Acquiror and its subsidiaries are required by GAAP to be included in the consolidated financial statements of Acquiror and its subsidiaries.

(c)    Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls and such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

5.09       Investment Company. Acquiror is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.10       Financial Capability. Acquiror has sufficient cash on hand to satisfy all of its financial obligations to consummate the Transactions, including the payment of all amounts payable hereunder or otherwise as a result of the Transactions.

5.11       Solvency. Immediately after giving effect to the Merger, Acquiror shall be solvent and shall: (a) be able to pay the debts of the Surviving Company and the Business as they become due and (b) have adequate capital to carry on the business of the Surviving Company and the Business.

5.12       Absence of Changes.

(a)    Since the date of the latest Form 10-K of Acquiror filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b)    Except as set forth in Schedule 5.12(b), since the date of the latest Form 10-Q of Acquiror filed with the SEC through the date of this Agreement, except as expressly contemplated or permitted by this Agreement, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practices.

5.13     Transactions with Related Parties. Except as disclosed in Schedule 5.13, there are no transactions, agreements, arrangements or understandings between Acquiror, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Acquiror, on the other hand, either currently in effect or that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.14       Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or the Merger Subs or any of their respective Affiliates.

5.15     Business Activities. Since its organization, the Merger Subs have not conducted any business activities other than activities directed toward completing a business combination of the type contemplated by this Agreement.

5.16       Taxes.

(a)    All material Tax Returns required by Law to be filed by Acquiror have been duly filed. Such Tax Returns are true, complete and correct in all material respects.

(b)    All material amounts of Taxes (whether or not shown to be due on any material Tax Returns of Acquiror) have been paid.

(c)    To the Knowledge of Acquiror and the Merger Subs, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(d)    The Merger Subs are entities newly formed for the purpose of participating in the Merger and are wholly owned by Acquiror. Acquiror is in “control” of First Merger Sub within the meaning of Section 368(c) of the Code. Second Merger Sub is properly classified as an entity disregarded as separate from Acquiror within the meaning of Treasury Regulations Section 301.7701-3(a).

(e)    No audit, actions, claims, inquiries, examinations, investigations, proposed adjustments, assessment administrative or judicial proceeding with regard to material Taxes or material Tax Returns of Acquiror are currently being conducted, pending or threatened in writing. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency or assessments of material Taxes, other than any such deficiencies or assessments that have since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

5.17      Acquiror Plans. “Acquiror Plan” has the same meaning as “Benefit Plan, substituting Acquiror for the Company, mutatis mutandis. Each Acquiror Plan has been, in all material respects, established and administered in accordance with its terms and in compliance with applicable Law. No Acquiror Plan is, and neither Acquiror nor any of any entity that is considered a single employer with Acquiror under Section 414 of the Code or 4001 of ERISA sponsors, maintains, participates in or contributes to or is required to contribute to, or has within the past six (6) years sponsored, maintained, participated in or contributed to or been required to contribute to, or otherwise has any liability with respect to, a (i) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37)(A) of ERISA), (iii) multiple employer plan as described in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

5.18      No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), NEITHER ACQUIROR NOR THE MERGER SUBS MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ACQUIROR, THE MERGER SUBS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

5.19     No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, ACQUIROR AND THE MERGER SUBS ACKNOWLEDGE THAT NONE OF THE COMPANY, NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF THE COMPANY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO ACQUIROR OR THE MERGER SUBS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ACQUIROR AND THE MERGER SUBS ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT SHALL HAVE ANY LEGAL EFFECT, AND THAT ACQUIROR AND THE MERGER SUBS EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO ACQUIROR, THE MERGER SUBS OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE ACQUIROR'S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE IN GOOD FAITH TO ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

ARTICLE VI    COVENANTS

6.01      Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements or public communication regarding any aspect of this Agreement, the Merger and the other Transactions, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Acquiror; provided, however, that each Party may make any such announcement which, based on advice of counsel, is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of OTC Markets Group). Notwithstanding the foregoing, (i) Acquiror shall use its reasonable best efforts to consult with the Company prior to any such public announcement or communication and (ii) the Company, the Company Stockholder Representative (if after the Closing), and the Company Holders shall consult Acquiror prior to any such public announcement or communication, and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith), and shall in any event promptly provide the other Parties with copies of any such public announcement. Notwithstanding the foregoing, communications by (i) any Party to its directors, officers, employees, counsel, accountants or other advisors, (ii) the Company Stockholder Representative in the administration of his duties hereunder, or communications with third parties to the extent necessary for the purpose of seeking any third-party consent shall not be deemed a public announcement for purposes of this Section 6.01. Notwithstanding the foregoing, following Closing and the public announcement (if any) of the Merger, the Company Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Company Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

6.02      Director and Officer Indemnification.

(a)    From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company (each, a “Company Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, its Organizational Documents and any indemnification agreements between the Company and any such Company Indemnified Person entered into prior to the date of this Agreement to indemnify such Company Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Organizational Documents and pursuant to any indemnification agreements between the Company and any such Company Indemnified Person entered into prior to the date of this Agreement concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are not materially less favorable to those Company Indemnified Persons than the provisions in the Company’s Organizational Documents and any indemnification agreements between the Company and any such Company Indemnified Person entered into prior to the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company to honor, each of the covenants in this Section 6.02.

(b)    For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (each, a “Company Insured Person”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms no less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (except that in no case shall Acquiror or its Subsidiaries be required to pay a premium for such “tail” policy in excess of 200% of the aggregate annual premium payable by the Company for the Company’s directors’ and officers’ liability insurance policies for the year ended December 31, 2021) and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 6.02(b) shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 6.02 (i) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Company Indemnified Person may have by contract or otherwise, and (ii) shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.02. The obligations of Acquiror and the Surviving Company under this Section 6.02 shall not be terminated or modified in such a manner as to adversely affect any present or former director or officer of the Company and each of its Subsidiaries (or their respective heirs and representatives) to whom this Section 6.02 applies without the consent of the affected Person.

6.03      Form 8-K Filings. Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and Acquiror shall prepare and use reasonable best efforts to provide to the Company for review at least five (5) days prior to the Closing, a draft Form 8-K announcing the execution of this Agreement and the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the Transactions pursuant to Form 8-K (“Transaction Form 8-K”). Prior to Closing, Acquiror and the Company shall prepare the press release announcing the consummation of the Transactions (“Press Release”). Promptly following the Closing, Acquiror shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Acquiror shall accept reasonable comments of the Company to the Transaction Form 8-K prior to filing.

6.04      Termination of Company Affiliate Agreements. On or prior to the Closing, the Company shall take all actions necessary, and shall use its reasonable best efforts to cause the Company Stockholders parties thereto, to cause the Company Affiliate Agreements set forth in Schedule 6.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Acquiror, the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.05      Tax Matters.

(a)     Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50% by Acquiror and fifty percent (50%) by the Company Holders. The Person(s) primarily responsible under applicable Law for the filing of any Tax Return in respect of such Transfer Taxes shall be responsible for the timely preparation and filing of any such Tax Return. Acquiror and the Company Holders shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns.

(b)       Tax Returns.

(i)    Acquiror shall prepare, or cause to be prepared, all Tax Returns in respect of the Company for taxable periods ending on or prior to the Closing Date that are first due after the Closing Date (each, a “Pre-Closing Tax Return”). Any such Pre-Closing Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, except as required by applicable Law; provided, however, that all Transaction Tax Deductions shall be reported on the income Tax Returns of the Company for the taxable period(s) ending on the Closing Date to the maximum extent permitted by applicable Law. At least twenty (20) Business Days prior to the due date any such Pre-Closing Tax Return that is an income Tax Return and at least ten (10) Business Days prior to the due date of any other such Pre-Closing Tax Return (or as soon as practicable if such Tax Return is due less than thirty (30) days following the Closing Date), Acquiror shall provide a draft of such Pre-Closing Tax Return to the Company Stockholder Representative for its review and consent (not to be unreasonably withheld, conditioned or delayed). If the Company Stockholder Representative objects to any item on any such Pre-Closing Tax Return, it shall, within twenty (20) days after delivery of such Pre-Closing Tax Return (or five Business Days after with respect to non-income tax Tax Returns), notify Acquiror in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Acquiror and the Company Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. The Company Holders shall pay to the Company all Pre-Closing Taxes of the Company shown as due and payable on all Pre-Closing Tax Returns prepared pursuant to this Section 6.05(b)(i) (including pursuant to Section 6.05(b)(iii), as applicable) upon receipt of written request of Acquiror no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant Governmental Authority. Acquiror will cause the Company to timely and properly file all Pre-Closing Tax Returns prepared pursuant to this Section 6.05(b)(i) (including pursuant to Section 6.05(b)(iii), as applicable).

(ii)    Acquiror shall prepare or cause to be prepared and file or cause to be filed all Company Tax Returns for Straddle Periods that are required to be filed after the Closing Date (each, a “Straddle Period Tax Return”). Such Straddle Period Tax Returns shall be prepared by treating items on such Straddle Period Tax Returns in a manner consistent with the past practices of the Company, except as required by applicable Law. Acquiror will share a copy of each such Straddle Period Tax Return with the Company Stockholder Representative at least twenty (20) Business Days prior to the due date thereof (including extensions) for its review and consent (not to be unreasonably withheld, conditioned or delayed). If the Company Stockholder Representative objects to any item on any such Tax Return, it shall, within twenty (20) days after delivery of such Tax Return (or five Business Days after with respect to non-income tax Tax Returns), notify Acquiror in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Acquiror and the Company Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. The Company Holders shall pay all Pre-Closing Taxes shown as due and payable on the Straddle Period Tax Returns prepared pursuant to this Section 6.05(b)(ii) (including pursuant to Section 6.05(b)(iii), as applicable), upon receipt of written request of Acquiror no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant Governmental Authority. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Acquiror.

(iii)    If Acquiror and the Company Stockholder Representative are unable to reach such agreement within ten (10) days after receipt of notice of disagreement regarding the preparation of a Pre-Closing Tax Return or Straddle Period Tax Return, the disputed items shall be resolved by the Reviewing Accountant and any determination by the Reviewing Accountant shall be final. The Reviewing Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Reviewing Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the preparing Party and then amended to reflect the Reviewing Accountant’s resolution. The costs, fees and expenses of the Reviewing Accountant shall be borne by Acquiror and the Company Stockholders in the manner set forth in Section 3.08(d).

(c)    Tax Contest. Acquiror and the Company, on the one hand, and the Company Stockholder Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Actions with respect to any Taxes or Tax Returns of the Company relating to a Pre-Closing Tax Period (“Tax Contests”). Any failure to so notify the other party of any such Tax Contest shall not relieve such other party of any liability with respect to such Tax Contests except to the extent such party was prejudiced as a result thereof. Acquiror shall have control the conduct of any Tax Contests; provided, however, that to the extent the result of any such Tax Contest would reasonably be expected to result in Losses that are indemnifiable by the Company Holders or their Affiliates under this Agreement, Acquiror shall keep the Company Stockholder Representative reasonably informed of the progress of any such Tax Contest (including providing copies of all correspondence to and from the applicable Taxing Authority with respect thereto), shall allow the Company Stockholder Representative to participate (at the Company Holders’ expense) in the conduct of any such Tax Contest, and shall not settle or compromise any such Tax Contest without the Company Stockholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed)). In the event of a conflict between this Section 6.05(c) and Section 9.06, this Section 6.05(c) will control.

(d)    Straddle Period Taxes. With respect to Taxes of the Company or any of its Subsidiaries relating to a Straddle Period, the Parties agree that the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date will be: (i) in the case of property taxes and other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(e)    Tax Cooperation. Acquiror and the Company Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns of the Company (including applying for any Tax Refund) and any Action with respect to Taxes or Tax Returns of the Company, including cooperating in directing the Company’s accounting firm with respect to such Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. However, in no event shall any of the Company Holders or the Company Stockholder Representative have access to any of the Tax Returns of Acquiror or any of its Affiliates (other than Tax Returns of the Company for Pre-Closing Tax Periods). The Party requesting assistance pursuant to this Section 6.05(e) will reimburse the assisting Parties for any reasonable, documented out-of-pocket costs associated therewith.

(f)    Tax Sharing Agreements. All Tax Sharing Agreements involving any of the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)    Post-Closing Actions. No election pursuant to Section 338 or Section 336 of the Code (or any comparable provision of state or local applicable Law) will be made by any Acquiror Indemnified Party with respect to the Transactions. Without the Company Stockholder Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), neither Acquiror nor its Affiliates (including the Company) may amend, refile or modify any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of the Company, take any Tax position on any Tax Return, file a Tax Return for the Company for a Pre-Closing Tax Period in a jurisdiction where it did not file such Tax Return for such period, change any accounting method or adopt any convention that (x) shifts taxable income of the Company from a Post-Closing Tax Period to a Pre-Closing Tax Period or (y) shifts deductions or losses of the Company from a Pre-Closing Tax Period to a Post-Closing Tax Period, compromise or settle any Tax liability, or discuss, correspond or participate in any sponsored voluntary compliance, amnesty, self-correction or similar program, in each case if such action would reasonably be expected to result in Losses that are indemnifiable by the Company Holders or their Affiliates under this Agreement.

(h)    Tax Treatment. The Parties intend that, for U.S. federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, the Merger Subs, the Company Holders, and the Company are to be “parties” under Section 368(b) of the Code, (b) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). None of the Parties or their respective Affiliates will knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment; provided that this Section 6.05(h) shall not prevent or otherwise limit the Parties or their respective Affiliates from taking any action or cause to be taken any action expressly required by this Agreement. Each Party shall, unless otherwise required by a change in applicable Law after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(i)    Tax Refunds. Acquiror shall cause the Company to, upon the request of the Company Stockholder Representative, file any claim for a Tax Refund. Promptly upon receipt by any Acquiror Indemnified Party of any such Tax Refund, the amount of such Tax Refund, less any reasonable, documented cost or expense incurred by Acquiror in connection with the claim, will constitute an amount owed to the Company Holders. Each such Tax Refund will be considered to be realized (A) on the date on which such Tax Refund is received as a refund of Taxes, or (B) to the extent that the Tax Refund is not received as a refund of Taxes but rather results in reduced liability for Taxes, on the due date of the Tax Return that reflects such reduction in Liability for Taxes. In the event that any Tax Refund is subsequently denied, lost or reduced pursuant to any applicable Law or by a Governmental Authority, the Company Holders shall repay such denied, lost or reduced amount, including the amount of any interest or penalties that the Company shall owe to a Governmental Authority in connection with such denial, loss or reduction, back to such relevant entity within five (5) Business Days of any such denial, loss or reduction.

6.06       Lock-Up.

(a)    Each Company Holder agrees not to effect any Transfer of any Lock-Up Shares held by such Company Holder during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 6.06(c).

(b)    During the Lock-Up Period, any purported Transfer of any Lock-Up Shares not in accordance with this Agreement shall be null and void. Each Company Holder acknowledges and agrees that, notwithstanding anything to the contrary, the Lock-Up Shares held by such Company Holder shall remain subject to any restrictions on Transfer under applicable securities laws, including all applicable holding periods under the Securities Act and other rules of the SEC.

(c)    Notwithstanding Section 6.06(a), during the Lock-Up Period, each Company Holder may Transfer, without the consent of Acquiror, any of such Company Holder’s Lock-Up Shares to (i) any of such Company Holder’s Permitted Transferees, upon written notice to Acquiror, (ii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual or (iii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to this Section 6.06(c), (x) the restrictions and obligations contained in this Section 6.06 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and, upon request by Acquiror, such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by Acquiror, and (y) the Transferee of such Lock-Up Shares shall have no rights under the Registration Rights Agreement, unless such Transferee is a Permitted Transferee. Notwithstanding the foregoing provisions of this Section 6.06, a Company Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in Section 6.06(a).

6.07       Release. From and after (and effective upon) the Effective Time, each Company Stockholder, on behalf of himself, herself or itself and each of his, her or its former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (and any former, current, or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Releasor”), shall fully and unconditionally release, acquit and forever discharge Acquiror, the Company, the Surviving Corporation and the Surviving Company and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (and any former, current, or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) of Acquiror, the Company, the Surviving Corporation and the Surviving Company (collectively, the “Released Parties”) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or in equity, arising out of or relating to or accruing from such Company Stockholder’s capacity as a stockholder and/or warrantholder of the Company prior to the Closing (“Claims”); provided that nothing in this Section 6.07 shall restrict any such Company Stockholder (a) from enforcing its rights under this Agreement or any other certificate, document or instrument executed pursuant to the terms of this Agreement and to which such Company Stockholder is a party (including (x) such Company Stockholder’s right to receive and to be paid the consideration that is due to it in accordance with the terms and conditions of this Agreement and (y) such Company Stockholder's right to indemnification under, and subject in all respects to the terms and conditions and other limitations set forth in, Article IX hereof), (b) from enforcing its rights arising from any matter, cause or event occurring after the Closing Date, (c) if Company Stockholder is an employee of the Company, from enforcing such Company Stockholder's right to receive any accrued but unpaid benefits or unpaid salary, expense reimbursement or other employment related compensation accrued in the ordinary course of business prior to Closing, (d) from enforcing its rights to indemnification, advancement or exculpation under the Company’s governing documents, and (e) from enforcing any rights that do not result from, relate to or arise out of, or are not otherwise in connection with, such Company Stockholder's capacity as a stockholder and/or warrantholder of the Company; provided, further, that nothing in this Section 6.07 shall be deemed to waive any claim or right that, under applicable law, cannot be waived. The Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties, based upon any matter purported to be released by the Releasor pursuant to this Section 6.07. Notwithstanding the foregoing, the releases contained in this Section Section 6.07 are conditioned upon the occurrence of the Closing.

ARTICLE VII    CLOSING DELIVERABLES

7.01    Company Deliverables. At Closing, the Company shall take the following actions, any one or more of which may be waived in writing by Acquiror:

(a)    Company Stockholder Approval. The Company shall deliver to Acquiror the Company Stockholder Approval pursuant to irrevocable written consents of the Company Stockholders in a form reasonably acceptable to Acquiror in respect of the adoption of this Agreement, the approval of the Merger and the other Transactions, which shall be in full force and effect.

(b)    Inventory. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the Inventory Value of Saleable Inventory is no less than $1,190,845.46 as of November 30, 2022.

(c)    Accounts Receivable. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the accounts receivable of the Company is no less than $238,731.11 as of December 28, 2022.

(d)    Accounts Payables. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the accounts payables of the Company is no more than $1,437,485.88 as of December 28, 2022.

(e)    Closing Cash. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the Closing Cash is at least $500,000 as of the date hereof.

(f)    Payoff Letters. The Company shall have delivered to Acquiror the Payoff Letters, together with evidence that any and all Liens in connection therewith shall have been released.

(g)    SVB Warrants. The Company shall deliver to Acquiror evidence that the SVB Warrants have been exercised for Company Common Shares immediately prior to the Effective Time.

(h)    Voting Agreement. Each of the Persons set forth on Schedule 7.01 shall have delivered a duly executed counterpart signature page to the Voting Agreement.

(i)    Non-Competition Agreement. The Company Key Employee shall have delivered a duly executed counterpart signature page to her Non-Competition Agreement.

(j)    Offer Letter. The Company Key Employee shall have delivered a duly executed counterpart signature page to her offer letter.

(k)    Registration Rights Agreement. Each of the Persons set forth on Schedule 7.01 shall have delivered a duly executed counterpart signature page to the Registration Rights Agreement.

(l)    Termination of Affiliate Agreements. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the Company Affiliate Agreements set forth in Schedule 6.04 have been terminated.

(m)    FIRPTA Certificate. The Company shall deliver to Acquiror a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, together with written authorization for Acquiror to deliver such notice to the U.S. Internal Revenue Service on behalf of the Company after the Closing (a “FIRPTA Certificate”); provided, however, that notwithstanding anything to the contrary in this Agreement, the failure of the Company to provide the FIRPTA Certificate will not impact the obligation of Acquiror or the Merger Subs to consummate this Agreement and their sole remedy will be to withhold Taxes to the extent required by applicable Law pursuant to Section 3.11;

(n)    Termination of Company Option Plan. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the Company Option Plan has been terminated.

7.02       Acquiror Deliverables. At Closing, Acquiror shall take the following actions, any one or more of which may be waived in writing by the Company:

(a)    SVB Debt. Acquiror shall have delivered to the Company evidence reasonably satisfactory to the Company that, as of the Closing, the SVB Debt shall have been paid in full.

(b)    Voting Agreement. Acquiror shall deliver a duly executed counterpart signature page to the Voting Agreement.

(c)    Registration Rights Agreement. Acquiror shall deliver a duly executed counterpart signature page to the Registration Rights Agreement.

(d)    Non-Competition Agreement. Acquiror shall deliver a duly executed counterpart signature page to the Non-Competition Agreement.

ARTICLE VIII    [RESERVED]

ARTICLE IX    INDEMNIFICATION

9.01    Survival; Indemnification Basket.

(a)    The representations, warranties, covenants and other agreements survive as follows:

(i)    the representations and warranties contained in Articles IV and V and in any Ancillary Agreement shall survive until the eighteen (18) month anniversary of the Closing Date (the “Survival Period”); provided, however, that (i) the representations and warranties contained in Sections 4.01 (Organization and Qualifications; Subsidiaries), 4.02 (Due Authorization), 4.05 (Capitalization), 4.17 (Company Benefit Plans), 4.19 (Taxes) and 4.20 (Brokers’ Fee) (collectively, the “Company Specified Representations”) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the respective statutes of limitation applicable to the matters covered thereby, and Sections 5.01 (Organization and Qualifications; Subsidiaries), 5.02 (Due Authorization), 5.04 (Capitalization), 5.11 (Taxes) and 5.12 (Brokers’ Fee) (collectively, the “Acquiror Specified Representations”) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the respective statutes of limitation applicable to the matters covered thereby; and

(ii)    all covenants and other agreements contained in this Agreement and any Ancillary Agreement that by their explicit terms apply or are to be performed in whole or in part after the Closing shall survive the Closing Date until they are performed or otherwise terminated by their terms.

(b)    Notwithstanding the foregoing, the representations and warranties that are the basis for claims timely asserted under this Agreement prior to the expiration of such applicable time periods shall survive until the final resolution of those claims.

(c)    The Acquiror Indemnified Parties will not be entitled to recover under Section 9.02(a) for any Losses unless and until the total aggregate amount that the Acquiror Indemnified Parties would recover under Section 9.02(a) exceeds $190,000 (the “Basket”). The Company Stockholders will not be entitled to recover under Section 9.03(a) for any Losses unless and until the total amount that the Company Stockholders would recover under Section 9.03(a) exceeds the Basket. Once the Basket has been exceeded, the Acquiror Indemnified Parties and the Company Stockholders, as the case may be, shall be entitled to recover indemnifiable Losses recoverable under Section 9.02(a) and 9.03(a), respectively, from the first dollar amount of such Losses, subject to the other limitations set forth herein. Notwithstanding the foregoing, the Basket shall not be applicable to any Losses as a result of, arising out of or otherwise relating any inaccuracy in or breach of Company Specified Representations or Acquiror Specified Representations.

(d)    Nothing herein is intended to limit any Party’s liability for such Party’s Fraud. In the case of Losses resulting from, arising out of or relating to Fraud on the part of a Company Holder or the Company, the Company Holders shall be liable for the full amount of Losses arising from such Fraud by himself, herself, itself or the Company; provided, that such Liability shall be several and not joint; provided, further, that no Company Holder shall have Liability or obligation under this Agreement for Fraud on the part of, or breach by, any other Company Holder; provided, further, that no Company Holder shall have Liability in excess of the Total Consideration for Fraud on the part of the Company, except in the event and to the extent such Liability is in respect of Fraud committed by such Company Holder.

9.02    Indemnification by the Company Holders.

From and after the Closing, subject to Sections 9.01 and 9.04, the Company Holders, severally and not jointly, pro rata based on the Spreadsheet, shall be liable for, and shall indemnify and hold harmless Acquiror, the Surviving Company and their Affiliates, and each of their respective officers, directors, employees, agents, and representatives (collectively, the “Acquiror Indemnified Parties”), from and against any and all losses, Liabilities, actions, claims, demands, judgments, obligations, damages, Taxes, interest, awards, fines, penalties, costs and expenses (including out‑of-pocket legal fees, costs and expenses incurred in investigating, preparing or defending the foregoing) whether or not involving a third party, but excluding any exemplary or punitive damages except to the extent such damages are payable to a third party in a Third Party Claim (collectively, “Losses”), asserted against, incurred, sustained or suffered by Acquiror Indemnified Parties as a result of, arising out of or otherwise relating to:

(a)    any inaccuracy in or breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement;

(b)    any breach of any covenant or agreement to be performed by the Company prior to the Closing or the Company Holders or the Company Stockholder Representative contained in this Agreement or any Ancillary Agreement;

(c)    any Indebtedness of the Company prior to the Closing;

(d)    any Company Transaction Expenses;

(e)    any (i) amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, (ii) appraisal proceedings in respect of any Dissenting Shares, and (iii) claim, allegation or Action brought by or on behalf of any Company Holder against the Company or any of their respective officers or directors as a result of, arising out of or otherwise relating to the Transactions;

(f)    any product liability, warranty, or other claim as a result of, arising out of or otherwise relating to (i) the sale or distribution of the Company’s Products prior to the Closing Date or (ii) the design, manufacture or production of the Company’s Products prior to the Closing Date (regardless of when such Products are sold);

(g)     any Pre-Closing Taxes; and/or

(h)    any Action by any Noteholder relating to the Notes or the Note Purchase Agreement, including without limitation the payoff of the Notes.

9.03      Indemnification by the Acquiror.

From and after the Closing, subject to Sections 9.01 and 9.04, Acquiror shall be liable for, and shall indemnify and hold harmless the Company Holders and their Affiliates, and each of their respective officers, directors, employees, agents, and representatives (collectively, the “Stockholder Indemnified Parties”) from and against any and all Losses, asserted against, incurred, sustained or suffered by the Stockholder Indemnified Parties as a result of, arising out of or otherwise relating to:

(a)    any inaccuracy in or breach of any representation or warranty made by Acquiror or the Merger Subs contained in this Agreement or any Ancillary Agreement;

(b)    any breach of any covenant or agreement to be performed by Acquiror or the Merger Subs contained in this Agreement or any Ancillary Agreement; and/or

(c)    any Company Closing Expenses that is not paid in accordance with Section 2.06(e).

9.04      Limitations; Manner of Payment; Recourse.

(a)    Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, but subject to Section 9.01(d), (i) any and all indemnification obligations of the Company Holders pursuant to Section 9.02 shall be effected by offsetting Losses against the Additional Consideration otherwise payable to the Company Holders up to the full amount of the Additional Consideration and (ii) any and all indemnification obligations of Acquiror pursuant to Section 9.03 shall be effected by issuing of up to an additional 11,592,805 shares of Acquiror Common Stock (the “Indemnity Shares”). The Acquiror Indemnified Parties shall have no recourse against the Company Holders pursuant to Section 9.02 other than offsetting Losses against the Additional Consideration, and the Company Holders shall have no recourse against Acquiror pursuant to Section 9.03 other than the issuance of the Indemnity Shares.

(b)     Subject to Section 9.04(a), any indemnification owing to an Acquiror Indemnified Party be effected by as follows:

(i)    If there shall be an outstanding claim for indemnification under Section 9.02, the amount of Losses with respect to which has been finally determined prior to the end of the Survival Period, then Acquiror shall reduce the amount of Additional Consideration payable under this Agreement by such amount (based on the value of Acquiror Common Stock being equal to the Acquiror Common Stock Fair Market Value).

(ii)    If there shall be an outstanding claim for indemnification under Section 9.02, the amount of Losses with respect to which has not been finally determined prior to the end of the Survival Period, then Acquiror shall reduce the amount of Additional Consideration payable under this Agreement by the amount of Losses that Acquiror estimates in good faith to be subject to such indemnification claim (based on the value of Acquiror Common Stock being equal to the Acquiror Common Stock Fair Market Value). If the final amount of Losses for such indemnification claim is less than the amount by which the Additional Consideration was reduced for such claim, then Acquiror shall promptly deliver the difference to the Exchange Agent for the account and benefit of the Company Holders in accordance with this Agreement. If the final amount of Losses for such indemnification claim exceeds the amount by which the Additional Consideration was reduced for such claim, then the Company Holders shall be liable to the Acquiror Indemnified Parties for such excess, up to the full amount of the Additional Consideration.

(c)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of any Losses for which any Indemnified Party is entitled to make an indemnification claim under this Agreement, the amount of such Losses shall be reduced by the Indemnification Tax Benefits actually realized, if any, by the Indemnified Party arising from the facts or circumstances giving rise to such Losses for the taxable year in which such Losses are actually incurred or in the subsequent taxable year. For this purpose, a Person shall be deemed to recognize a Tax benefit (“Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Person’s Liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Losses, exceeds the Person’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Losses. With respect to the calculation of an Indemnification Tax Benefit, the Indemnified Party will provide a calculation of such amounts to the Indemnifying Party, which calculation will be deemed correct absent manifest error. Nothing in this Section 9.04(c) will require any Indemnified Party to furnish any Tax Returns of such Indemnified Party to any Indemnifying Party.

(d)    Subject to Section 9.04(a), any indemnification owing to the Company Holders be effected by as follows:

(i)    If there shall be an outstanding claim for indemnification under Section 9.03, the amount of Losses with respect to which has been finally determined prior to the end of the Survival Period, then Acquiror shall issue to the Company Holders an aggregate number of Indemnity Shares by such amount (based on the value of Acquiror Common Stock being equal to the Acquiror Common Stock Fair Market Value).

(ii)    If there shall be an outstanding claim for indemnification under Section 9.03, the amount of Losses with respect to which has not been finally determined prior to the end of the Survival Period, then Acquiror shall not issue any Indemnity Shares until the amount of Losses is finally determined, at which point Acquiror shall issue to the Company Holders an aggregate number of Indemnity Shares by such amount (based on the value of Acquiror Common Stock being equal to the Acquiror Common Stock Fair Market Value).

(e)    An Indemnifying Party shall not have any liability after the Closing Date for the breach of a representation or warranty hereunder of which the Indemnified Party had actual knowledge as of Closing Date. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, no Indemnifying Party shall have any liability with respect to any representations or warranties hereunder if, prior to Closing Date, the Indemnified Party has actual knowledge of any breach of a representation or warranty of the Indemnifying Party hereunder, or the Indemnified Party obtains knowledge that contradicts any of the Indemnifying Party’s representations or warranties hereunder, and the Indemnified Party nevertheless consummates the Merger (in which event any such breach or contradiction shall be deemed waived by the Indemnified Party).

9.05       Exclusive Monetary Remedy; Nature of Payments; Materiality Qualifications.

(a)    Except as otherwise provided in this Agreement, the sole and exclusive monetary remedy of the Indemnified Parties after the Closing with respect to any claims relating to or arising out of this Agreement (other than claims of, or causes of action arising from, Fraud or bad faith) shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, all rights, claims and causes of action (other than claims of, or causes of action arising from, Fraud or bad faith) for Losses it may have against any other Party arising under this Agreement or any Ancillary Agreement, except pursuant to the indemnification provisions set forth in this Article IX.

(b)    The Parties agree to treat any amounts payable pursuant to this Article IX as adjustments to the Total Consideration for all Tax purposes to the extent permitted by Law.

(c)    For purposes of calculating the amount of any Loss arising from an inaccuracy or breach of any representation or warranty, all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded.

(d)    Each Party agrees that in the event of any breach giving rise to an indemnification right under this Article IX, such Party shall use commercially reasonable efforts to mitigate its indemnifiable Losses to the extent required pursuant to the Delaware Law.

(e)    For purposes of computing the amount of Losses incurred or paid by a Person, an amount equal to the amount of any insurance proceeds that are actually received by such Person or on behalf of such Person by any of such Person’s Affiliates in connection with such Losses or the circumstances giving rise thereto (net of any costs and expenses reasonably incurred, or any increase in premiums or other penalties suffered, by such Person in collecting such amounts) shall be deducted from such Losses.

(f)    If at any time during the period between the date of this Agreement and the end of the Survival Period, any change in the outstanding shares of capital stock of Acquiror shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Acquiror Common Stock to be issued as Indemnity Shares shall be appropriately adjusted to reflect such change.

9.06       Procedures.

(a)    In order for an Acquiror Indemnified Party or the Stockholder Indemnified Parties, as the case may be (each, an “Indemnified Party”), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third Person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Company Stockholder Representative, on behalf of the Stockholder Indemnified Parties, or Acquiror, as the case may be (each, an “Indemnifying Party”), within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim and shall be in writing, shall specify in reasonable detail the basis for such Third Party Claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof, and in addition thereto provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to provide such notice within such thirty (30) day period shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party pursuant to the terms of this Agreement against all Losses that may result from a Third Party Claim, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) Business Days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (in the case of the Company Stockholder Representative, solely on behalf of the Company Holders) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (i) if the Third Party Claim involves a purported class action, (ii) if any Governmental Authority is the plaintiff in such Third Party Claim, (iii) if the Indemnified Party reasonably determines that such claim would reasonably be expected to exceed the indemnification limitations set forth in Section 9.04, or (iv) for equitable or injunctive relief or any claim that would impose criminal liability or criminal damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. If the Indemnifying Party does not elect to assume the defense of such Third Party Claim or, after assuming such defense, fails to diligently defend such Third Party Claim, the Indemnified Party shall have the right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense (in the case of the Company Stockholder Representative, solely on behalf of the Company Holders), cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, and shall be entitled reasonably to consult with the Indemnifying Party with respect to such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim, or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c)    In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall, after becoming aware of such claim, deliver notice of such claim within thirty (30) days of becoming so aware to the Indemnifying Party, which notice shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party are materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days of its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party (not the Company Stockholder Representative) shall pay the amount of such liability to the Indemnified Party on demand in accordance with Section 9.04. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that they are obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party (not the Company Stockholder Representative) shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

9.07       No Circular Recovery.

The Company Holders, and the Company Stockholder Representative on behalf of the Company Holders, agree that the Company Holders and each of their respective Affiliates and each of their respective officers, directors, partners, equity holders, members, managers, trustees, beneficiaries and employees, shall not make (and shall cause each such Affiliate, officer, director, partner, equity holder, member, manager, trustee, beneficiary and employee not to make) any claim for indemnification against Acquiror or the Surviving Company by reason of the fact that any Company Holder or any Affiliate, officer, director, partner, equity holder, member, manager, trustee, beneficiary or employee thereof was an officer, director, equity holder, manager, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, officer, director, manager, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) prior to the Closing Date with respect to any Action brought by any of the Acquiror Indemnified Parties against the Company or any claim against the Company in connection with this Agreement or any Ancillary Agreement, and the Company Holders (and the Company Stockholder Representative on behalf of each Company Holder) hereby acknowledge and agree that none of the Company Holders nor any of their Affiliates, officers, directors, partners, equity holders, members, managers or employees shall have any claims or right to contribution or indemnity from Acquiror or the Surviving Company with respect to any amounts paid or payable by the Company Holders pursuant to this Article IX.

9.08    Tax Treatment. Except to the extent otherwise required by applicable Law, the Parties agree to treat all indemnification payments pursuant to this Agreement as an adjustment to the Total Consideration. The Parties agree not to report any indemnity payment inconsistently with the foregoing on any Tax Return.

ARTICLE X    MISCELLANEOUS

10.01    Company Stockholder Representative.

(a)    Pursuant to the Letters of Transmittal executed and delivered by the Company Holders, and by consummation of the Merger and by receiving the benefits thereof, including any consideration payable hereunder, and without any further action of any of the Company Holders or the Company, each of the Company Holders hereby irrevocably appoints the Company Stockholder Representative as of the Closing as its representative, exclusive agent and true and lawful attorney-in-fact in respect of all matters arising under or in connection with this Agreement and the agreements ancillary hereto (including Article IX, this Article X and Section 6.05 of this Agreement), and the Company Stockholder Representative is and shall be authorized by each Company Holder to act, or refrain from acting, with respect to any actions or deeds to be taken by or on behalf of any Company Holder, including to incur and pay expenses and to enforce any rights granted to any Company Holder under such provisions, in each case as the Company Stockholder Representative believes is necessary, desirable or appropriate in its sole discretion under such provisions, for and on behalf of the Company Holders. Notwithstanding the foregoing, the Company Stockholder Representative shall have no obligation to act on behalf of the Company Holders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Company Stockholder Representative in any Ancillary Agreement, schedule, exhibit or the Schedules under such provisions, to act for and on behalf of the Company Holders. The Company Holders and such Company Holders’ successors shall be bound by all such actions taken by the Company Stockholder Representative under this Agreement as if expressly confirmed and ratified in writing by such Company Holders, and all defenses which may be available to any Company Holder to contest, negate or disaffirm the action of the Company Stockholder Representative taken in good faith under this Agreement are waived and no Company Holder shall be permitted to take any such actions. The powers, immunities and rights to indemnification granted to the Company Stockholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Holder of the whole or any fraction of his, her or its interest in the Sephora Holdback Consideration and/or Additional Consideration, and no Company Holder shall be permitted to take any such actions. The Company Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Company Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, the Company Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of Article IX, this Article X and Section 6.05 on behalf of the Company Holders. Acquiror shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Company Stockholder Representative relating to Article IX, this Article X and Section 6.05. The Company Stockholder Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Holder or other party. The Company Stockholder Representative may resign at any time. The immunities and rights to indemnification shall survive the resignation of the Company Stockholder Representative and the Closing.

(b)    The Company Holders acknowledge that the Company Stockholder Representative is serving as the Company Stockholder Representative for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company or any Company Holders. The Company Stockholder Representative shall not be liable to any Company Holder for any action or failure to act in connection with the acceptance or administration of the Company Stockholder Representative’s responsibilities hereunder, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Company Stockholder Representative shall not be liable to any Company Holder for any action or omission pursuant to the advice of counsel. The Company Holders will indemnify, defend and hold harmless the Company Stockholder Representative (and any advisory committee nominated to exercise discretionary decision-making authority over the actions of the Company Stockholder Representative with respect to its obligations under this Agreement) from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “Representative Expenses”) arising out of or in connection with the acceptance or administration of its duties hereunder, as such Representative Expense is suffered or incurred; provided that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Company Stockholder Representative or advisory committee, the Company Stockholder Representative or advisory committee, as the case may be, will reimburse the Company Holders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. Such Representative Expenses may be recovered from (i) the Expense Fund, (ii) any distribution of the Sephora Holdback Consideration otherwise distributable to the Company Holders at the time of distribution, (iii) any distribution of the Additional Consideration otherwise distributable to the Company Holders at the time of distribution, (iv) any other funds that become payable to the Company Holders under this Agreement at such time as such amounts would otherwise be distributable to the Company Holders and (v) directly from the Company Stockholders (but not, for avoidance of doubt, any Company Optionholder); provided, that while the Company Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Holders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Company Stockholder Representative hereunder. The Company Holders acknowledge that neither the Company Stockholder Representative nor its advisory committee shall be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. Furthermore, neither the Company Stockholder Representative nor its advisory committee (in its capacity as such) shall be required to take any action unless the Company Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Company Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Company Stockholder Representative in performing such actions. The foregoing indemnities will survive the Closing, the resignation or removal of the Company Stockholder Representative or its advisory committee or the termination of this Agreement.

(c)    Upon the Closing, the Company will wire an amount of $5,000 (the “Expense Fund”) to the Company Stockholder Representative, which shall be held by the Company Stockholder Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Company Stockholder Representative for any Representative Expenses incurred pursuant to this Agreement, or (ii) as otherwise determined by the Company Holders. The Company Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Company Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Company Stockholder Representative any ownership right that they may otherwise have had in such interest or earnings. The Company Stockholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Holders. As soon as reasonably determined by the Company Stockholder Representative that the Expense Fund is no longer required to be withheld, the Company Stockholder Representative shall cause (at the Company Stockholders’ expense) the disbursement of any remaining balance of the Expense Fund to the Company Stockholders (according to the Ownership Allocation), except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Acquiror or the Surviving Company and paid through Acquiror's or Surviving Company’s payroll processing service or system. The parties agree that the Company Stockholder Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Expense Fund. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing.

10.02    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows; provided that with respect to notices delivered to the Company Stockholder Representative, such notices must be delivered solely by email:

(a)          If to Acquiror, the Merger Subs or the Surviving Company, to:

Starco Brands, Inc.
250 26th Street, Suite 200
Santa Monica, CA 90402
Attention: Ross Sklar
Email: Ross@thestarcogroup.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067-3010
Attention: Will Chuchawat
Email: WChuchawat@proskauer.com

(b)          If to the Company Stockholder Representative to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Russ, August & Kabat, LLP
12424 Wilshire Blvd., 12th Floor

Los Angeles, CA 90025
Attention: Lauren Geisser

Email: lgeisser@raklaw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

10.03    Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Schedules; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Acquiror, as applicable, in this Agreement. Certain information set forth in the Schedules is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules does not imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. No disclosure in the Schedules relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Schedules shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever.

10.04    Expenses. Except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the Transactions.

10.05    Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Company Indemnified Persons, the Company Insured Persons and the Acquiror Insured Persons who are not otherwise party to this Agreement shall be intended third party beneficiaries of this Agreement. Notwithstanding the foregoing, Acquiror and/or the Merger Subs may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Acquiror or the Merger Subs or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Acquiror, the Merger Subs or their subsidiaries and Affiliates with such lenders or to an acquiror of all or substantially all of the assets or business of Acquiror or the Merger Subs in any form of transaction, which assignment shall not relieve Acquiror or the Merger Subs of their obligations hereunder.

10.06    Governing Law; Jurisdiction. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 10.02 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

10.07    Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

10.08    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.09    Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, to this Agreement by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

10.10    Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the exhibits and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.

10.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 10.06, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13    Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Acquiror, the Merger Subs and the Company; provided, however, that after the Company Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Company Stockholders, without receipt of such further approvals.

10.14    Waiver. The Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements, terms or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.15      Legal Representation.

(a)    Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Acquiror Waiving Parties”), that Russ, August and Kabat LLP may represent the Company or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or other Acquiror Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Acquiror Waiving Parties hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company acknowledge that the foregoing provision applies whether or not Russ, August and Kabat LLP provides legal services to the Company after the Closing Date.

(b)    The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Proskauer Rose LLP may represent Acquiror or any of its directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Acquiror or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Proskauer Rose LLP provides legal services to Acquiror after the Closing Date.

10.16    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or the Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. The provisions of this Section 10.16 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.16. This Section 10.16 shall be binding on all successors and assigns of Parties. Notwithstanding the foregoing, this Section 10.16 shall not apply to Section 10.01, which will be enforceable by the Company Stockholder Representative against the Company Holders in its entirety.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

STARCO BRANDS, INC.

By:	/s/ Ross Sklar
Name: Ross Sklar
Title: Chief Executive Officer

STARCO MERGER SUB II, INC.

By:	/s/ Ross Sklar
Name: Ross Sklar
Title: President

SKYLAR BODY, LLC

By:	/s/ Ross Sklar
Name: Ross Sklar
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SKYLAR BODY, INC.

By:	/s/ Catherine Chen
Name: Catherine Chen
Title: CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC
in its capacity as the Company Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]